Exhibit 99.3

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

February 19, 2010

Boards of Directors
Colonial Bankshares, MHC
Colonial Bankshares, Inc.
Colonial Bank, FSB
2745 S. Delsea Drive,
Vineland, New Jersey  08360

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock to be issued by Colonial Bankshares, Inc., Vineland, New Jersey (“Colonial” or the “Company”) in connection with the mutual-to-stock conversion of Colonial Bankshares, MHC (the “MHC”).  The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 54.99% of the common stock of Colonial, the mid-tier holding company for Colonial Bank, FSB, Vineland, New Jersey (the “Bank”).  The remaining 45.01% of Colonial’s common stock is owned by public stockholders.  Colonial completed its initial public stock offering in June 2005 and owns 100% of the common stock of the Bank.  It is our understanding that Colonial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax Qualified Plans, Supplemental Eligible Account Holders and Other Members.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to members of the local community with a preference given first to natural persons residing in the New Jersey Counties of Cumberland and Gloucester and then to Colonial Bankshares, Inc.’s public stockholders.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”).

Plan of Conversion and Stock Issuance

On February 18, 2010, the respective Boards of Directors of the MHC, the Company and the Bank adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which the mutual holding company will convert to the stock form of organization. Pursuant to the Plan of Conversion, (i) newly formed Colonial Financial Services, Inc. will be organized as a stock subsidiary of the mid-tier holding company, (ii) the MHC will merge with and into the mid-tier holding company (the “MHC Merger”) with the mid-tier holding company being the survivor, and the MHC Shares will be cancelled; (iii) the mid-tier holding company will merge with the newly formed Colonial Financial Services, Inc. (the “Mid-Tier Merger”) with Colonial Financial Services, Inc. as the resulting entity and Bank becoming a wholly-owned subsidiary of Colonial; and (iv) immediately after the Mid-Tier Merger, newly formed Colonial Financial Services, Inc. will offer and sell shares of its common stock to certain depositors of the Bank, residents of Bank’s local community and shareholders of the Company and others in the manner and subject to the priorities set forth in the Plan of Conversion.  Hereinafter, Colonial Bankshares, Inc. and Colonial Financial Services, Inc. will be referred to as “Colonial” or the “Company”.  As of February 19, 2010, the MHC’s ownership interest in Colonial approximated 54.99%.  The Company will also issue shares of its common stock to the public stockholders of Colonial pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued Colonial common stock as owned immediately prior to the conversion.  As of February 19, 2010, the public stockholders’ ownership interest in Colonial approximated 45.01%.

Washington Headquarters Three Ballston Plaza 1100 North Glebe Road, Suite 1100 Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

Boards of Directors
February 19, 2010

RP® Financial, LC.

        RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form.  The background and experience of RP Financial is detailed in Exhibit V-1.  We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of Colonial, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”).  We have conducted a financial analysis of Colonial, the Bank and the MHC that has included a review of audited financial information for fiscal years ended December 31, 2005 through 2009, and due diligence related discussions with Colonial’s management; ParenteBeard LLC, the Company’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., Colonial’s conversion counsel; and Stifel, Nicolaus & Company, Incorporated, the Company’s financial and marketing advisor in connection with the stock offering.  All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions.  In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable.  While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Colonial operates and have assessed Colonial’s relative strengths and weaknesses.  We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Colonial and the industry as a whole.  We have analyzed the potential effects of the stock conversion on Colonial’s operating characteristics and financial performance as they relate to the pro forma market value of Colonial.  We have analyzed the assets held by the MHC, which will be consolidated with Colonial’s assets and equity pursuant to the completion of conversion.  We have reviewed the economic and demographic characteristics of the Company’s primary market area.  We have compared Colonial’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies.  We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings.  We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

Boards of Directors
February 19, 2010

The Appraisal is based on Colonial’s representation that the information contained in the regulatory applications and additional information furnished to us by Colonial and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete.  We did not independently verify the financial statements and other information provided by Colonial, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Colonial.  The valuation considers Colonial only as a going concern and should not be considered as an indication of Colonial’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Colonial and for all thrifts and their holding companies.  Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Colonial’s stock alone.  It is our understanding that there are no current plans for selling control of Colonial following completion of the second-step stock offering.  To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Colonial’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of February 19, 2010, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC’s ownership interest in Colonial, and (2) exchange shares issued to existing public shareholders of Colonial, was equal to $49,099,340 at the midpoint, equal to 4,909,934 shares at $10.00 per share.

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of Colonial stock as a fully converted company.  The Board of Directors of the MHC has independently determined the exchange ratio.  The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in Colonial equal to 45.01% as of December 31, 2009.  The exchange ratio to be received by the existing minority shareholders of Colonial will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings.  Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 0.9399 shares, 1.1058 shares, 1.2716 shares and 1.4624 shares of newly issued shares of Colonial Financial stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively.  RP Financial expresses no opinion on the proposed exchange of newly issued Colonial Financial shares for the shares held by the public stockholders or on the proposed exchange ratio. The resulting range of value pursuant to regulatory guidelines, the corresponding number of shares based on the Board approved $10.00 per share offering price, and the resulting exchange ratios are shown below.

Boards of Directors
February 19, 2010

	Total Shares	Offering Shares	Exchange Shares Issued to the Public Shareholders	Exchange Ratio
Shares				(x)
Super Maximum	6,493,388	3,570,750	2,922,638	1.4624
Maximum	5,646,424	3,105,000	2,541,424	1.2716
Midpoint	4,909,934	2,700,000	2,209,934	1.1058
Minimum	4,173,444	2,295,000	1,878,444	0.9399

Distribution of Shares
Super Maximum	100.00%	54.99%	45.01%
Maximum	100.00%	54.99%	45.01%
Midpoint	100.00%	54.99%	45.01%
Minimum	100.00%	54.99%	45.01%

Aggregate Market Value(1)
Super Maximum	$64,933,880	$35,707,500	$29,226,380
Maximum	$56,464,240	$31,050,000	$25,414,240
Midpoint	$49,099,340	$27,000,000	$22,099,340
Minimum	$41,734,440	$22,950,000	$18,784,440

(1)  Based on offering price of $10.00 per share.

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock.  Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.  The appraisal reflects only a valuation range as of this date for the pro forma market value of Colonial Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market following the completion of the second-step offering.

Boards of Directors
February 19, 2010

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of Colonial as of December 31, 2009, the date of the financial data included in the prospectus.  The proposed exchange ratio to be received by the current public stockholders of Colonial and the exchange of the public shares for newly issued shares of Colonial Financial common stock as a full public company was determined independently by the Boards of Directors of the MHC, Colonial and the Bank.  RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.  RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines.  These updates will consider, among other things, any developments or changes in the financial performance and condition of Colonial, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues.  These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates.  Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made.  The reasons for any such adjustments will be explained in the update at the date of the release of the update.  The valuation will also be updated at the completion of Colonial’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

                                                                                                                                                /s/ William E. Pommerening
William E. Pommerening
Chief Executive Officer and Managing Director

                                                                                                                                                /s/ James P Hennessey
James P. Hennessey
Director

PRO FORMA VALUATION REPORT

COLONIAL FINANCIAL SERVICES, INC
Vineland, New Jersey

PROPOSED HOLDING COMPANY FOR:
COLONIAL BANK, FSB
Vineland, New Jersey

Dated As Of:
February 19, 2010

Prepared By:

RP® Financial, LC.
1100 North Glebe Road
Suite 1100
Arlington, Virginia  22201

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS
COLONIAL FINANCIAL SERVICES, INC
COLONIAL BANK, FSB
Vineland, New Jersey

DESCRIPTION		PAGE NUMBER
CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion and Reorganization		I.2
Purpose of the Reorganization		I.2
Strategic Overview		I.3
Balance Sheet Trends		I.6
Income and Expense Trends		I.11
Interest Rate Risk Management		I.14
Lending Activities and Strategy		I.16
Asset Quality		I.18
Funding Composition and Strategy		I.19
Subsidiary		I.20
Legal Proceedings		I.20

CHAPTER TWO	MARKET AREA ANALYSIS

Introduction		II.1
National Economic Factors		II.2
Market Area Demographics		II.4
Local Economy		II.5
Workforce		II.5
Unemployment Trends		II.6
Market Area Deposit Characteristics		II.6
Competition		II.7

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.6
Income and Expense Components		III.9
Loan Composition		III.11
Credit Risk		III.12
Interest Rate Risk		III.12
Summary		III.13

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS
COLONIAL FINANCIAL SERVICES, INC
COLONIAL BANK, FSB
Vineland, New Jersey
(continued)

DESCRIPTION	PAGE NUMBER
CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.3
2. Profitability, Growth and Viability of Earnings	IV.4
3. Asset Growth	IV.6
4. Primary Market Area	IV.6
5. Dividends	IV.7
6. Liquidity of the Shares	IV.8
7. Marketing of the Issue	IV.8
A. The Public Market	IV.8
B. The New Issue Market	IV.12
C. The Acquisition Market	IV.14
D. Trading in Colonial Stock	IV.14
8. Management	IV.15
9. Effect of Government Regulation and Regulatory Reform	IV.15
Summary of Adjustments	IV.15
Valuation Approaches	IV.16
1. Price-to-Earnings (“P/E”)	IV.18
2. Price-to-Book (“P/B”)	IV.19
3. Price-to-Assets (“P/A”)	IV.19
Comparison to Recent Offerings	IV.19
Valuation Conclusion	IV.20
Establishment of the Exchange Ratio	IV.21

RP® Financial, LC.	LIST OF TABLES iii

LIST OF TABLES
COLONIAL FINANCIAL SERVICES, INC
COLONIAL BANK, FSB
Vineland, New Jersey

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	I.7
1.2	Historical Income Statements	I.13

2.1	Map of Branch Locations	II.2
2.2	Summary Demographic Data	II.5
2.3	Primary Market Area Employment Sectors	II.8
2.4	Major Employers in Operating Counties	II.8
2.5	Unemployment Trends	II.9
2.6	Deposit Summary	II.10
2.7	Market Area Deposit Competitors	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.8
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.12
3.4	Loan Portfolio Composition and Related Information	III.15
3.5	Credit Risk Measures and Related Information	III.17
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.18

4.1	Pricing Characteristics: Recent Conversions Completed	IV.14
4.2	Market Pricing Comparatives	IV.15
4.3	Public Market Pricing	IV.22

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1

I.  OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Colonial Bank, FSB (“Colonial Bank” or the “Bank”) is a federally chartered stock savings bank that was originally organized in 1913 as Young Men’s Savings and Loan Association.  Over the years, the Bank has grown to a nine office operation, serving southern New Jersey through its headquarters office in Vineland, New Jersey.  A total of seven offices are located in Cumberland County and two branches are situated in Gloucester County.  The Bank’s markets are in the southernmost New Jersey, with the main office and four nearby branches in Cumberland County located approximately 50 miles south of downtown Philadelphia.  The Bank’s two Gloucester County branches are approximately 20 to 25 miles south of Philadelphia.

The Bank reorganized into a three tier mutual holding company (“MHC”) structure in January 2003.  No stock was issued publicly at that time.  The top tier mutual holding company was Colonial Bankshares, MHC (the “MHC”) which became the parent company and sole shareholder of a federally-chartered mid-tier holding company known as Colonial Bankshares, Inc. (“Colonial” or the “Company”), and the Bank became a wholly-owned subsidiary of the Company.

On June 30, 2005, Colonial completed a minority issuance of its common stock to the public through the sale of 2,079,980 shares of common stock to the public, representing 46.00% of the outstanding shares, at $10.00 per share and received net proceeds of $18.2 million.  Colonial contributed 50% of the net proceeds from the initial public offering to Colonial Bank.  An additional 2,441,716 shares or 54.00% of the outstanding shares of Colonial were issued to the MHC. An Employee Stock Ownership Plan (“ESOP”) was established and the ESOP acquired 166,398 shares of Colonial’s common stock in the offering, using the proceeds of a loan from the Company.

The most significant asset of the Company is its equity investment in the Bank.  In addition, the Company has extended a loan to the Bank’s employee stock ownership plan (“ESOP”).  As of December 31, 2009, the Company had $568.5 million in assets, $321.6 million in loans receivable and total equity of $45.5 million or 8.01% of total assets.  The Company’s audited financial statements are included by reference as Exhibit I-1.  The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2

Plan of Conversion and Reorganization

On February 18, 2010, Colonial announced that the Boards of Directors of the MHC, Colonial and the Bank unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which Colonial will convert from the three-tier MHC structure to the full stock holding company structure and concurrently conduct a second-step conversion offering (“Second Step Conversion” or “Offering”) that will include the sale of the MHC’s ownership interest in Colonial.  Pursuant to the Plan of Conversion, Colonial will be succeeded by a new Maryland chartered stock corporation named Colonial Financial Services, Inc.  The Company will also issue exchange shares of its common stock to the public shareholders pursuant to an exchange ratio that will result in the same aggregate ownership percentage as immediately before the Offering.

Purpose of the Reorganization

The Second Step Conversion will increase the capital level to support further expansion, improve the overall competitive position of Colonial in the local market area, enhance profitability and reduce interest rate risk.  Importantly, the additional equity will provide a larger capital base for continued growth and diversification, as well as increase the lending capability of the Company, including the funds available for lending.  Future growth opportunities are expected through the current branch network as well as through de novo branching in the regional markets served.  Additionally, the Company anticipates that growth opportunities will result from regional bank consolidation in the local market, particularly in the current economic and operating environment, and the resulting fallout of customers who are attracted to Colonial’s customer service and various products.  The MHC structure has limited the opportunity to acquire other institutions, so the Second Step Conversion should facilitate the Company’s ability to pursue such acquisitions through increased capital as well as the ability to use common stock as merger consideration.  Further, the Second Step Conversion will increase the public ownership, which is expected to improve the liquidity of the common stock.

The projected use of stock proceeds is highlighted below.

●
The Company.  The Company is expected to retain up to 80% of the net conversion proceeds.  At present, Company funds, net of the loan to the ESOP, are expected to be invested initially into high quality investment securities with short- to intermediate-term maturities, generally consistent with the current investment mix.  Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3

●
The Bank.  The balance of the net Offering proceeds will be infused into the Bank.  Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer-term deployment, i.e., funding lending activities, general corporate purposes and/or expansion and diversification.

The Company expects to continue to pursue a controlled growth strategy, leveraging its strong pro forma capital, growing primarily through the current delivery channels.  If appropriate, Colonial may also consider various capital management strategies to assist in the long run objective of increasing return on equity.

Strategic Overview

Throughout much of its corporate history, the Company’s strategic focus has been that of a community-oriented financial institution with a primary focus on meeting the borrowing, savings and other financial needs of its local customers in Cumberland and Gloucester Counties.    In this regard, the Company has historically pursued a residential lending strategy for portfolio, as construction and commercial lending have typically constituted a modest portion of the total loan portfolio.  Moreover, in the absence of a strong internal loan origination capacity through the 1990s, the Company’s investment portfolio comprised a relatively large proportion of total assets.

In 2000, the Company was a relatively small financial institution with approximately $170 million in total assets and conducted operations through seven offices.  Subsequently, under the direction of current management, Colonial embarked on a growth and expansion strategy which included adding several branch offices in the regional area and increasing total assets to $567 million as of December 31, 2009.  The Company’s growth and expansion strategy has been focused on increasing the balance of loans receivable while also gradually restructuring the loan portfolio to include a greater proportion of commercial loans, primarily mortgage loans but also commercial and industrial loans (“C&I loans”) to a limited extent.  Accordingly, the Company’s current lending operations consist of two principal segments as follows:  (1) residential mortgage lending; and (2) commercial mortgage and C&I loans in conjunction with the intensified efforts to become a full-service community bank.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4

With this transition in recent years, the Company has more fully developed the infrastructure required to undertake more diversified lending.  In this regard, management has developed extensive policies and procedures pertaining to the credit standards and the administration of commercial accounts.  Additionally, the Company has employed a number of senior bankers with local commercial banking experience to manage the commercial lending operations while also employing officers at mid-level management positions who also possess extensive commercial lending experience locally.  At the same time, Colonial has bolstered the personnel and other infrastructure in the credit administration area to effectively manage and process the expanded commercial lending activities.

The Company’s efforts to expand the loan portfolio is highlighted by data which indicates the loan portfolio balance has more than doubled since the end of fiscal 2005, increasing from $157.8 million as of the end of fiscal 2005 to $321.6 million as of the end of fiscal 2009.  Growth of commercial real estate/multi-family mortgage loans, C&I loans and construction loans has outpaced expansion of residential mortgage loans, including both permanent 1-4 family loans and home equity loans.  Specifically, commercial-based loans have increased from $46.2 million, or 29.0% of total loans as of December 31, 2005, to $133.1 million, or 41.0% of total loans as of December 31, 2009.

Despite the increased commercial lending emphasis, residential mortgage loans continue to comprise the largest portion of the loan portfolio at $151.4 million, or 46.6% of total loans as of December 31, 2009.  In addition, home equity lending has grown and such loans totaled $37.9 million, or 11.7% of total loans as of the fiscal 2009 year end.  Substantially all of the Company’s residential mortgage loans are originated internally by the Company loan officers.  The majority of the Company’s permanent residential mortgage volume has been in 15 and 30 year mortgage loans and, to date, loan sales have been limited.  Although the Company has historically originated most loans for portfolio, Colonial is an approved seller/servicer for Fannie Mae.  As a portfolio lender the Company has willingly accepted the interest rate risk related to such loans while managing its interest rate risk exposure through other techniques.  Notwithstanding the efforts to more fully develop commercial account relationships, residential mortgage lending including home equity lending remains a large component of Colonial’s overall lending operations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5

The Company’s interest-earning assets (“IEA”) also consist of interest-earning deposits and short- to intermediate-term investment securities and mortgage-backed securities (“MBS”), the majority of which are currently classified as available for sale (“AFS”).  The Company has expanded the investment portfolio in recent years, in part, to leverage capital with the objective of enhancing net income.  Additionally, the portfolio of securities has been used as collateral for borrowings in recent years.

Retail deposits have consistently served as the primary interest-bearing funding source for the Company.  The Company has sought to increase the deposit base through management’s efforts to enhance the convenience of the branch office network (by increasing the number of branch offices from 6 to 9 since the end of fiscal 2006).  In recent years, growth of checking and other transaction accounts have constituted the largest source of deposit growth. As a result, transaction and savings accounts currently comprise a larger portion of the Company’s deposit composition than certificates of deposit (“CDs”).  Management believes that such growth has been facilitated by offering relatively high deposit rates relative to the prevailing competition, particularly given the limited population growth and below average household income levels in its largest market (Cumberland County).  The Company has also been successful in implementing a deposit program for local municipalities.

As noted above, Colonial has sought to establish a niche in marketing transaction accounts to local municipalities and school districts.  As of December 31, 2009, the Company had deposit relationships with a total of 34 municipal entities including school districts.  As of December 31, 2009, municipal deposits totaled $92.6 million, equal to 18.5% of total deposits and 31.5% of total transaction accounts.  Management believes that the success of this public unit deposit program is attributable to the high level of service provided, competitive rate and fee structure.

The Company has typically utilized borrowings in two different respects:  (1) as a supplemental funding source to favorably manage funding costs and to manage interest rate risk; and (2) longer-term borrowings to finance growth and diversification as a supplement to funding operations through deposits.  Following the Second Step Conversion, the Company believes it will continue to utilize FHLB advances when the “all in” cost of funds compares favorably to deposits.  Recent expansion of the Company’s borrowed funds has been attributable to the need to fund relatively strong loan growth.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.6

The Company’s earnings base is largely dependent upon net interest income and operating expense levels, reflecting a traditional operating strategy.  In this regard, the Company’s earnings from fiscal 2005 through 2007 were impacted by spread compression, reflecting the impact of Federal Reserve rate hikes which caused a flattening yield curve and rising funding costs for the Company.  However, recent rate reductions by the Fed have positively impacted Colonial’s spreads which, coupled with balance sheet growth, has resulted in a favorable spread and overall earnings trend since the end of fiscal 2007.

Since completion of the minority stock issuance in fiscal 2005, the Company’s business plan has focused on strong asset growth (i.e., 14.0% compounded growth annually since the end of fiscal 2005) and the Company has focused on increasing the balance of commercial loans.  In the current economic and regulatory environment, the Company anticipates that future growth and diversification will be moderated relative to the recent historical trend.  At the same time, the increased capitalization will enhance the ratio of capital to high risk-weight loans and enhance the ability of the Company to continue to undertake commercial lending albeit at growth rates which may be lower than those experienced over the last five years.  Likewise, in view of the diminished expectations for future loan and asset growth, Colonial may establish new branch offices on a selective basis.  At the same time, the moderated growth strategy on a post-Offering basis will allow the Company to focus on enhancing profitability.  Specifically, the growth-oriented plan over the last five fiscal years has necessitated significant investments in supporting overhead and infrastructure.  As balance sheet growth is moderated and the current personnel and overhead infrastructure is sized to manage the current operation, the Company’s management expects Colonial’s earnings levels to increase.  A summary of the Company’s key operating ratios for this period is presented in Exhibit I-2.

Balance Sheet Trends

The Company’s strategy of growth and expansion, both through internal growth at existing branches and de novo branching, is evidenced in Table 1.1.  Since December 31, 2005, total assets increased at a 14.0% compounded annual rate, expanding from $336.9 million to $568.5 million as of the fiscal 2009 year end.  Loans have realized a faster growth rate than total assets and thus increased in proportion to total assets, from 46.8% at December 31, 2005, to 56.6% at December 31, 2009, which limited the net interest margin compression during the challenging yield curve environment (i.e., modestly sloped to flat or slightly inverted yield curve) which prevailed during fiscal 2006 and 2007.  Specifically, loans have increased at a 19.5% annual rate over the period from the end of fiscal 2005 through December 31, 2009, while investment securities (AFS and HTM) increased at a 32.6% annual rate, but diminished in proportion to total assets.

[Table Omitted]

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.7

        The Company’s assets are funded through a combination of deposits, borrowings and retained earnings.  Deposits have always comprised the majority of funding liabilities, increasing at an annual rate of 15.1% since the end of fiscal 2005, facilitated by expansion of the municipal deposit program.  Borrowed funds have increased at a comparatively slower pace (by 8.4% annually), as borrowings are a relatively limited funding source overall.  Growth in savings and transaction accounts have exceeded the growth rate of CDs since the end of fiscal 2007 such that the proportion of funding from savings and transaction accounts has increased from 41.3% as of the end of fiscal 2007 to 58.7% as of the end of fiscal 2009, with the majority of the increase attributable to municipal deposits.

Annual equity growth equaled 6.1% since the end of fiscal 2005, with the expanded equity base primarily reflecting the impact of retained earnings exceeding the level of stock repurchases for the period (repurchases were modest overall).  Modest growth of capital since completion of the minority stock issuance coupled with balance sheet growth achieved over the period resulted in a diminishing capital ratio since 2005.  Specifically, the equity-to-assets ratio declined from 10.7% as of the end of fiscal 2005 (just after the 2005 minority stock issuance) to 8.0% as of December 31, 2009.  Going forward, the post-Offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment and leveraging of the Offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

Loans Receivable

Loans receivable totaled $321.6 million or 56.6% of total assets as of December 31, 2009 and reflects significant growth since year end 2005, with growth moderating in the most recent fiscal year.  Management attributes the slower growth in deposits to the recessionary economic environment and a conscious decision to restrain growth in the second half of the year, owing in part to a modest capital position in relation to high risk-weight loans.  Permanent 1-4 family mortgage loans comprise the largest single segment of the loan portfolio, equal to 46.6% of total loans.  The residential mortgage loan portfolio consists primarily of fixed rate mortgage loans, which comprise the substantial majority of residential mortgage loans originated.  The Company has traditionally been a portfolio lender, but the current practice is to retain fixed rate loans with maturities of up to 15 years in portfolio and generally sell longer term fixed rate loans.  Home equity loans and lines of credit secured by 1-4 family properties comprise an additional 11.7% of loans as of December 31, 2009.  Thus, notwithstanding the reorientation of the Company’s operations to a more “community bank-like” operating strategy, loans secured by residential mortgage loans (including home equity loans and lines of credit) continue to comprise the majority of loans (58.3% of total loans).  Commercial mortgage and C&I loans comprise the majority of the balance of the loan portfolio and have been the fastest growing segment of the loan portfolio over the last five fiscal years.

Cash, Investments and Mortgage-Backed Securities

The intent of the Company’s investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit and interest rate risk objectives.  The ratio of cash and investments (including MBS) has fluctuated, based primarily on loan demand and cash inflows from deposits and borrowings and has declined in aggregate since the end of fiscal 2005, from 50.0% of assets to 39.6% as of December 31, 2009.  Notwithstanding the Company’s preference for investing in whole loans, the large securities portfolio reflects management’s intent to leverage capital and enhance earnings per share.

Investment securities and MBS equaled $209.1 million or 36.8% of total assets as of December 31, 2009, while cash and equivalents totaled $15.9 million or 2.8% of assets.  As of December 31, 2009, the cash and investments portfolio consisted of cash, interest-earning deposits in other financial institutions, issued by Ginnie Mae, Fannie Mae or Freddie Mac, U.S. government agency obligations (including callable securities), and other high quality investments, including those issued by corporate and municipal issuers (see Exhibit I-3 for the investment portfolio composition).  Additionally, the Company maintains permissible equity investments such as FHLB stock.  The majority of the Company’s investment securities are classified as available for sale (“AFS”) with the balance totaling $166.4 million, equal to 29.3% of total assets as of the fiscal 2009 year end.  The held-to-maturity (“HTM”) securities portfolio totaled $41.0 million and primarily consisted of relatively illiquid or unrated corporate and municipal securities, as well as small balances of MBS.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9

No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term, except that the level of cash and investments is anticipated to increase initially following the Second Step Conversion.  Over the longer term, it is the Company’s intent to leverage the proceeds with loans to a greater extent than investment securities.  However, management has indicated that leveraging of the expanded capital base by utilizing investment securities, including MBS, will remain an aspect of the Company’s operations.

Bank-Owned Life Insurance

As of December 31, 2009, the balance of bank-owned life insurance (“BOLI”) totaled $2.8 million, which reflects growth since the end of fiscal 2005 owing to increases in the cash surrender value of the policies.  The balance of the BOLI reflects the value of life insurance contracts on selected members of the Bank’s management and has been purchased with the intent to offset various benefit program expenses on a tax-advantaged basis.  The increase in the cash surrender value of the BOLI is recognized as an addition to other non-interest income on an annual basis.

Funding Structure

Since fiscal year-end 2005, deposits have increased at a 15.1% annual rate, as the Company has established strong growth targets for the deposit base in conjunction with Colonial’s overall growth and expansion strategy.   Management believes that such growth has been facilitated by offering relatively high deposit rates in comparison to the prevailing competition, particularly given the Company’s presence in the modestly sized Cumberland County market, with its limited population growth trends.  Additionally, Colonial’s emphasis on customer service, the development of commercial account relationships and recent expansion of the retail branch banking network have also been factors.  Moreover, Colonial has enjoyed success in attracting business checking and sweep accounts and demand deposits for municipalities pursuant to a marketing initiative which commenced earlier in the decade.  The municipal deposits totaled $92.6 million as of December 31, 2009, while municipal deposit balances outstanding are typically in the range of $80 million to $110 million based on the current number of relationships.  Future budget issues impacting State and local municipalities could affect the outstanding balance of public deposits and the Company’s ability to expand its base of public deposit funds.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.10

Reflecting the success in attracting municipal deposits as well as retail consumer and business accounts, the growth in savings and transaction accounts has exceeded the growth rate of CDs since the end of fiscal 2005 such that the proportion of funding from savings and transaction accounts has increased to 58.7% as of the end of fiscal 2009.  The remaining balance of deposits, equal to 41.3% of total deposits, was comprised of CDs.

The Company typically utilizes borrowings:  (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required.  Borrowed funds, primarily consisting of FHLB advances, have been an important source of supplemental funding utilized by Colonial to achieve targeted balance sheet growth.  In this regard, FHLB advances increased from $8.3 million as of the end of fiscal 2006, to $45.9 million as of the end of fiscal 2007.  In view of the success in achieving deposit growth coupled with the more limited need for funds in the second half of fiscal 2009, the balance of FHLB advances has subsequently diminished to equal $21.3 million, or 3.8% of assets as of December 31, 2009.

Equity

With the completion of the minority stock issuance in June 2005, Colonial’s equity was more than doubled to $35.9 million, or 10.7% of assets as of December 31, 2005.  Since fiscal year end 2005, the Company’s equity reflects modest growth reflecting Colonial’s moderate operating returns as management has focused on growth of the balance sheet, branch network and supporting infrastructure rather than maximizing near term profitability.  As a result, asset growth has outstripped growth of the Company’s capital.  As of December 31, 2009, Colonial’s stockholders’ equity totaled $45.5 million, equal to 8.01% of assets.  The Bank maintained surpluses relative to its regulatory capital requirements at December 31, 2009, and was qualified as a “well capitalized” institution.  The Offering proceeds will serve to further strengthen the Company’s regulatory capital position and support the ability to undertake high risk-weight lending in the current environment, albeit at diminished growth rates relative to the prior five fiscal year period.  As discussed previously, the post-Offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment of the Offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five fiscal periods through December 31, 2009.  The Company reported positive earnings over the past five fiscal years, ranging from a low of $1.2 million, equal to 0.29% of average assets in fiscal 2005, to a high of $1.8 million, or 0.57% of average assets reported in fiscal 2005.  Earnings diminished in fiscal 2007 relative to the prior two fiscal years as net interest income declined modestly due to spread compression and as operating costs continued to increase.  Reported earnings have increased modestly in the subsequent two fiscal years through fiscal 2009 to equal $1.4 million or 0.26% of average assets in fiscal 2009.  Importantly, the Company’s core earnings increased over the fiscal 2007 to 2009 periods owing to the positive impact of growth of the net interest margin as reversion to a positively sloped yield curve environment has improved the Company’s interest rate spreads.  At the same time, the positive impact of growth in Colonial’s spreads and margins has been offset by: (1) increased loan loss provisions and other than temporary impairment (“OTTI”) charges on investment securities owing to the recessionary economic environment; and (2) increasing operating expenses, as the Company continued to build out its overhead infrastructure with the objective of enhancing the ability to realize long term asset and earnings growth.

Net Interest Income

Net interest income has grown over the period reflected in Table 1.2 primarily due to balance sheet growth and an increase in the proportion of higher yielding loans reflecting the redeployment of funds out of the cash and investment portfolio.  Specifically, net interest income increased from $8.1 million in fiscal 2005 to $13.8 million for fiscal 2009.  However, the ratio of net interest income to average assets has fluctuated over the corresponding time frame, with the ratio decreasing from 2.60% in fiscal 2005 to 2.03% in fiscal 2007, and then subsequently increasing to 2.52% of average assets ($13.8 million) for fiscal 2009.

Spread compression was a key factor contributing to the limited growth in net interest income experienced over the fiscal 2005 to 2007 periods while balance sheet growth prevented the level of net interest income from declining significantly.  In this regard, the Federal Reserve increased the targeted federal funds rate to 5.25% through June 2006 and maintained this level for over a year through September 2007, leading to a flat to mildly inverted yield curve which adversely impacted Colonial’s interest rate spreads.  Subsequent reductions in the targeted federal funds rate by the Federal Reserve have favorably impacted the Company’s yield-cost spreads.

[Table Omitted]

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

Specifically, the Company’s interest rate spread decreased from 2.17% in fiscal 2006, to 1.95% in fiscal 2007 while increasing to 2.27% in fiscal 2008 and 2.52% in fiscal 2009 (see Exhibit I-4).  The initial reinvestment of the Offering proceeds should increase net interest income as the funds are reinvested, with longer-term earnings benefits realized through leveraging of the proceeds.  At the same, while the initial reinvestment of the Offering proceeds should increase net interest income, the initial reinvestment yields are expected to depress asset yields and the net interest income ratio.  Over the long term, the asset yields may likely recover as the funds from the Offering are redeployed into higher yielding loans, which is the longer-term plan of the use of proceeds.

Loan Loss Provisions

Provisions for loan losses have typically been limited reflecting the Company’s relatively strong asset quality historically and the secured nature of the loan portfolio; the majority of the loan portfolio is secured by real estate collateral in the Company’s market area.  However, since fiscal 2007, the Company has increased the level of loan loss provisions, which management attributes to loan growth (including growth in high risk-weight commercial loans), as well as to a weak economy and erosion of real estate values which support the collateral value of Colonial’s mortgage portfolio.  Accordingly, loan loss provisions have increased modestly since the end of fiscal 2007, to equal $615,000 or 0.11% of average assets in fiscal 2009.  At December 31, 2009, the Company maintained valuation allowances of $2.6 million, equal to 0.80% of total loans and 49.38% of non-performing loans.  Exhibit I-5 sets forth the Company’s loan loss allowance activity during the review period.  Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances (“GVAs”) on a regular basis and establish additional loan loss provisions in accordance with the Company’s asset classification and loss reserve policies.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

Non-Interest Income

Consistent with the Company’s limited level of diversification into fee generating activities, sources of non-interest operating income have been a somewhat modest contributor to the Company’s earnings.  Throughout the period shown in Table 1.2, sources of non-interest operating income have remained relatively stable as a percent of average assets, but increased on a dollar basis to equal $1.3 million or 0.24% of average assets for fiscal 2009.  Sources of non-interest operating income consist substantially of fees and service charges generated from the Company’s retail customer base, with the general upward trend in the non-interest operating income ratio supported by growth of transaction accounts.  Given that no major changes to the Company’s operations are anticipated (which would result in a major increase in fee generating deposit accounts or other products and services), the Company’s earnings can be expected to remain highly dependent upon the net interest margin.

Operating Expenses

The Company’s operating expenses have increased in recent years due to expanded business volumes facilitated by branching and expanded management and staffing, which have resulted in growth of both the retail deposit base and loan portfolio.  As a result, since the fiscal year ended December 31, 2005, annual operating expenses have increased from $6.6 million, equal to 2.12% of average assets, to $11.2 million in fiscal 2009, equal to 2.05% of average assets.  In this regard, as evidenced by the relatively stable nature of the Company’s operating expense ratio over the last five fiscal years (i.e., the expense ratio was in a relatively narrow range of 1.93% to 2.12%), the Company’s asset growth has approximated the increase in overhead costs.

Operating expenses are expected to increase on a post-Offering basis as a result of the expense of the additional stock-related benefit plans.  At the same time, Colonial will seek to offset anticipated growth in expenses from a profitability standpoint through moderate balance sheet growth and by reinvestment of the Offering proceeds into investment securities over the near term (following the Second Step Conversion) and into loans over the longer term.

Non-Operating Income/Expense

Non-operating income and expenses have typically had a limited impact on earnings over the last several years and have primarily consisted of gains on the sale of loans and investments.  However, in fiscal 2008, non-operating income and expenses impacted the Company’s operations to a greater degree than the recent historical average as an OTTI loss on investment securities ($1.2 million) was partially offset by small gains on the sale of loans and a $561 thousand gain on the sale of investment securities.  In fiscal 2009, net non-operating expenses totaled $1.5 million and consisted of three components as follows: (1) prepayment penalty expense of $459 thousand on FHLB advances; (2) an OTTI expense of $1.1 million; and (3) gains on the sale of loans and investment securities totaling $70 thousand.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

Taxes

The Company’s average tax rate has fluctuated over the last five fiscal periods, but has been in the range of 21% to 22% over the last two years.  The relatively low average tax rate in comparison to the estimated marginal tax rate in the range of 40% reflects the investment in tax-advantaged investments, including municipal bonds and BOLI.

Efficiency Ratio

The Company’s efficiency ratio reflects improvement over the last three years largely owing to expansion of the net interest margin, which is attributable to both balance sheet growth and improving spreads, while the ratio of the Company’s operating expenses and non-interest income to average assets has remained relatively unchanged.  Specifically, the efficiency ratio diminished from 91.2% in fiscal 2007 to 74.0% reported for the fiscal year ended December 31, 2009.  On a post-Offering basis, the efficiency ratio may show some improvement from the benefit of reinvesting the proceeds from the Offering.  However, a portion of the benefit is expected to be offset by the increased expense of the stock benefit plans.

Interest Rate Risk Management

The primary aspects of the Company’s interest rate risk management include:

➢	Diversifying portfolio loans into other types of shorter-term or adjustable rate lending, including commercial and construction lending;

➢	Maintaining an investment portfolio, comprised of high quality, liquid securities and maintaining an ample balance of securities classified as available for sale;

➢	Promoting transaction accounts (including municipal deposits) and, when appropriate, longer-term CDs;

➢	Utilizing longer-term borrowings when such funds are attractively priced relative to deposits and prevailing reinvestment opportunities;

➢	Maintaining a strong capital level;

➢	Limiting investment in fixed assets and other non-earnings assets; and

➢	Selling a portion of the fixed rate mortgage loans originated based on risk and profitability considerations (typically fixed rate mortgage loans with maturities longer than 15 years).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

Notwithstanding the foregoing measures implemented to minimize the Company’s interest rate risk exposure, the Company’s balance sheet is liability-sensitive in the short term (less than one year) and, thus, the net interest margin could be adversely affected during periods of rising and higher interest rates.  As of December 31, 2009, the Net Portfolio Value (“NPV”) analysis provided by the Office of Thrift Supervision (“OTS”) indicated that a 200 basis point instantaneous and permanent increase in interest rates would result in a 233 basis point reduction in the NPV ratio, and result in a post-shock NPV ratio equal to 8.93% of assets (see Exhibit I-6).  These rate shock simulations indicate a moderate level of risk exposure pursuant to OTS definitions.  By way of comparison, based on OTS estimates incorporating September 30, 2009 data, and assuming a positive 200 basis point instantaneous and permanent rate shock, the post-shock NPV ratio for all thrifts operating in the OTS Northeast Region equaled 12.83%, which reflects a 31 basis point decline relative to the base scenario.

The NPV analysis is an indicator to the risk of earnings in a volatile interest rate environment as it incorporates changing assumptions with respect to maturity and repricing of assets and liabilities.  The OTS NPV analysis indicates that the Company has a lower post-shock NPV ratio and higher interest sensitivity measure (i.e., the change in the post-shock NPV ratio is greater) pursuant to a rising interest rate scenario, which is typically the more adverse scenario for a thrift institution.  In this regard, the Company’s interest rate risk exposure is primarily the result of the large balance of permanent long-term fixed rate mortgage which predominate the loan portfolio coupled with the intermediate and longer-term investment portfolio, which are primarily funded by comparatively short-term deposits and borrowed funds.  One factor impacting the Company’s interest rate risk which is particularly difficult to quantify is the degree to which deposits will reprice in a response to a change in interest rates.  The fact that the Company prices its deposits in the upper end of the competitive range and has recently attracted municipal deposits through a competitive bidding process may result in a more rate sensitive depositor base relative to many peer institutions.  At the same time, the diminished deposit growth targets in the future may limit the deposit pricing pressures on the Company.

Overall, the data suggests that the Company’s earnings would be adversely impacted by increasing interest rates.  On a pro forma basis, the Company’s interest rate risk position is expected to improve as the proceeds from the Offering are reinvested in interest-earning assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16

Lending Activities and Strategy

The Company’s lending activities have been focused on two principal elements as follows: (1) residential mortgage lending including home equity lending; and (2) commercial and multi-family mortgage lending, as well as C&I lending.  The Company also maintains smaller balances of construction and development loans as well as consumer loans.  Details regarding the Company’s loan portfolio composition and characteristics are included in Exhibits I-7 and I-8.   As of December 31, 2009, permanent first mortgage loans secured by residential properties totaled $151.4 million, equal to 46.6% of total loans and home equity loans and lines of credit totaled $37.9 million, or 11.7% of loans.  In aggregate, commercial real estate/multi-family mortgage loans, C&I loans, as well as construction loans have increased over the last several years to an aggregate level of $133.1 million, equal to 41.0% of gross loans.

Residential Lending

As of December 31, 2009, residential mortgage loans equaled $151.4 million, or 46.6% of total loans, the majority of which were fixed rate mortgages.  Adjustable rate residential mortgage (“ARM”) loans approximated $19.2 million as of December 31, 2009.  Although the Company originates both fixed rate and adjustable rate 1-4 family loans, market demand is dominated by fixed rate loans.  While the Company’s fixed rate loans are offered with a wide range of terms, including 10, 15, 20, 25 and 30 years, the bulk of the recent origination activity has consisted of 15 and 30 year loans.  The majority of the 1-4 family residential mortgage loans conform to standards set by either Freddie Mac or Fannie Mae.  Most non-conforming residential loans are non-conforming as to the loan amount (i.e., jumbo loans) or due to the characteristics of the property, while otherwise meeting the agency credit criteria.  The Company originates 1-4 family loans up to a loan-to-value (“LTV”) ratio of 95%, with private mortgage insurance (“PMI”) being required for loans in excess of an 80% LTV ratio.  The majority of the Company’s construction loan portfolio is secured by residential properties.  Substantially all 1-4 family mortgage loans have been originated by the Company and are secured by residences in the local market.  The Company’s home equity loans including fixed rate amortizing term loans (“HELs”) as well as variable rate lines of credit (“HELOCs”).  Such loans typically have shorter maturities and higher interest rates than traditional 1-4 family lending.  Home equity loans equaled $37.9 million as of December 31, 2009.  When combined with the first mortgage loan, the Company will make home equity loans up to a 90% LTV.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.17

Multi-Family and Commercial Mortgage Lending

Multi-family and commercial mortgage lending has been an area of portfolio diversification for the Company.  Such loans are typically secured by properties in southern New Jersey and are generally originated by the Company.  As of December 31, 2009, multi-family and commercial mortgage loans equaled $4.1 million (1.3% of loans) and $97.1 million (29.9% of loans), respectively.  Multi-family and commercial mortgage loans are typically offered with fixed rates of interest for the first five or seven years of the loan, which are then subject to a call provision or rate adjustment.  The typical principal balance is between $500,000 and $2 million, but may be more depending upon numerous factors including the creditworthiness of the borrower and other key underwriting criteria.  Such loans typically possess terms ranging from one to five years, with amortization periods of up to 30 years (10-20 years is the typical range), and LTV ratios of up to 80%, and target a debt-coverage ratio of at least 1.2 times.  Multi-family and commercial real estate loans are secured by office buildings, retail and industrial use buildings, apartments and other structures such as strip shopping centers, retail shops and various other properties.  Most income producing property loans originated by the Company are for the purpose of financing existing structures rather than new construction.

Construction Loans

Construction lending has expanded modestly over the last several years reflecting the Company’s portfolio diversification efforts.  However, future construction lending in the future is expected to be more limited and the portfolio balance may diminish as projects in process are completed.  The Company originates residential and, to a lesser extent, commercial construction loans.  Such lending shortens the average duration of assets and support asset yields.  The Company generally limits such loans to known builders and developers with established lending relationships with the Company.  The majority of the Company’s construction lending is in Cumberland and Gloucester Counties.  Construction loans generally have variable rates of interest, terms of up to 2 years (but most typically 12 months) and LTV ratios up to 75% of the completed value of the property.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.18

Non-Mortgage Lending

The Company’s efforts to increase commercial lending have primarily centered on the development of real estate secured relationships, as C&I loans remain limited.  As of December 31, 2009, C&I loans totaled $17.9 million, or 5.5% of total loans.  The Company offers commercial loans to sole proprietorships, professional partnerships and various other small businesses.  The types of commercial loans offered include lines of credit and business term loans.  Most line of credit and business term loans are secured by real estate and other assets such as inventory or accounts receivable.  Consumer loans, excluding home equity loans, are generally offered to provide a broad line of loan products to customers and typically include loans on deposits, auto loans, and unsecured personal loans.  As of December 31, 2009, consumer loans excluding home equity loans totaled $2.2 million, equal to 0.7% of total loans.

Loan Purchases and Sales

Loan purchases by the Company in recent periods have typically consisted of commercial loans while sales have generally consisted of longer-term fixed rate mortgage loans.  The Company expects that given its efforts to limit the growth of commercial loan balances in the future, Colonial may sell commercial loan participation interests, particularly with regard to larger loan relationships.

Asset Quality

The Company’s asset quality has historically been strong and the level of NPAs has been modest, generally well below a level of 0.50% of assets.  However, Colonial has recently realized a modest increase in the level of NPAs, primarily related to the recessionary economic environment.  The Company’s delinquencies have increased as a result of growing unemployment in its markets while the slack economy has depressed the collateral value of many of the Company’s security properties.  As reflected in Exhibit I-9, the total NPA balance (i.e., loans 90 days or more past due and REO) as of December 31, 2009, was $5.3 million, equal to 0.93% of assets, consisting solely of non-accruing loans.  The ratio of allowances to total loans equaled 0.80% while reserve coverage in relation to NPAs equaled 49.38% (see Exhibit I-5).

The Company’s management reviews and classifies loans on a monthly basis and establishes loan loss provisions based on the overall quality, size, and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions.  Additionally, the Company maintains an independent review function which consists of an internal analysis of all major loans and credit concentrations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.19

The one potential risk area not reflected in the asset quality data is with respect to the limited seasoning and large size of many of the Company’s commercial mortgage loans.  As more fully disclosed in the prospectus, the Company has been active in extending originating commercial real estate and multi-family mortgage loans through mid-2009, many of which have relatively large balances of up to $2 million or more.

Funding Composition and Strategy

Deposits have consistently been the Company’s primary source of funds.  As of December 31, 2009, deposits totaled $500.4 million, which reflects 15.1% annual growth since December 31, 2005.  Lower costing savings and transaction accounts totaling $293.6 million comprised approximately 58.7% of the Company’s deposits at December 31, 2009 (see Exhibit I-10).  The proportion of savings and transaction accounts reflects an increase since fiscal 2005, partially as a result of implementation of the competitive pricing strategy.  The balance of the deposit base is comprised of CDs, the majority of which have remaining maturities of one year or less.  As of December 31, 2009, CDs with balances equal to or in excess of $100,000 equaled $98.7 million (see Exhibit I-11).

Deposit solicitation efforts for the Company have been facilitated by the opening of three branch offices since 2005, the expansion of commercial account relationships, and active solicitation of commercial deposit accounts, and the implementation of a strategy to solicit transaction accounts to local municipalities and school districts.  While Colonial’s practice over the last five fiscal years has been to price deposits on a highly competitive basis in relation to the prevailing market average in order to achieve targeted growth objectives, the more moderate growth objective over the near to intermediate term future may benefit the Company’s cost of funds relative to its local peers.

Borrowings have been utilized primarily as a supplemental funding source to fund lending activity and liquidity.  As of December 31, 2009, the Company’s borrowings totaled $21.3 million, equal to 3.8% of total assets, consisting solely of FHLB advances.  In this regard, approximately $14.3 million of the FHLB advances were short-term advances (i.e., maturities of less than 1 year while the remaining balance of $7.0 million were longer-term fixed rate advances with maturities extending out nearly 2 years).  Borrowed funds have been employed both as a liquidity management tool to bolster funds when deposits fall short of the Company’s requirements and also as an interest rate risk management tool.  Exhibit I-12 provides detail of the Company’s use of borrowed funds as of December 31, 2009.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.20

Subsidiary

CB Delaware Investments, Inc. is a wholly owned subsidiary of Colonial Bank. It is a Delaware corporation that was formed in 2006 to invest in and manage investment securities that Colonial Bank, FSB is authorized to hold.

Legal Proceedings

Other than the routine legal proceedings that occur in the Company’s ordinary course of business, the Company is not involved in litigation which is expected to have a material impact on the Company’s financial condition or operations.

RP® Financial, LC.	MARKET AREA ANALYSIS II.1

II. MARKET AREA ANALYSIS

Introduction

Established in 1913, the Bank has always been operated pursuant to a strategy of strong community service, and its dedication to being a community-oriented financial institution has supported customer loyalty and recent growth trends.  The Bank is headquartered in Vineland, New Jersey, and serves southern New Jersey through a total of nine full service branches.  The current location of the executive office and branch reflects the relocation from the prior headquarters location in Bridgeton in 2007.  A total of seven offices are located in Cumberland County, while two branches are situated in Gloucester County.  The Company’s markets are in the southernmost New Jersey, with the main office and six nearby branches in Cumberland County located approximately 50 miles south of downtown Philadelphia, while two of the Company’s branches in Gloucester County are approximately 20 to 25 miles south of Philadelphia.

The Company intends to continue expanding its regional branch office network, albeit at a diminished pace relative to the level realized over the last several years  Moreover, the Company will continue to consider growth through the acquisition of branches or whole institutions, if such opportunities should arise.  A map showing the Company’s office coverage is set forth below and details regarding the Company’s offices and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

Colonial’s operations have historically been focused in Cumberland County located in southern New Jersey. Cumberland County’s markets have traditionally realized relatively modest population growth as the area lies well outside of the Philadelphia metropolitan area, and Cumberland County remains one of New Jersey’s least developed areas.  Agriculture remains an important component of the local economy, as many vegetable and fruit products as well as nursery stock are grown in Cumberland County and shipped to nearby areas of the northeast corridor.  The Company has sought to participate in the faster growth and larger population base presented by Gloucester County, which lies just to the south of Philadelphia as Gloucester County has become an attractive residential area for many working in Philadelphia and its suburbs owing to the availability of land for development at a relatively moderate cost. Gloucester County continues to be attractive to many industrial/transportation firms owing to its location near Philadelphia, within the northeast corridor, while southern areas of Gloucester County remain relatively undeveloped and oriented toward agriculture, compared to other areas in the Philadelphia-Camden-Wilmington MSA (similar to certain areas of Cumberland County).

RP® Financial, LC.	MARKET AREA ANALYSIS II.2

Table 2.1
Colonial Bankshares, Inc.
Map of Branch Locations

[Table Omitted]

Future growth opportunities for the Company depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment.  These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Company and the relative economic health of the Company’s market area.  The growth potential and the stability provided by the market area have a direct bearing on the market value of the Company and will be factored into our valuation analysis accordingly.

National Economic Factors

The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole.  The national economy has experienced a severe downturn in the most recent 12-18 months, as the fallout of the housing crisis has caused the wider economy to falter, with most significant indicators of economy activity declining by substantial amounts.  The overall economic recession has been the worst since the great depression of the 1930s.  Total U.S. employment has decreased by 5.4 million jobs over the last twelve months, as consumers have cut back on spending, causing a reduction in the need for many products and services.  Total personal wealth has declined notably due to the housing crisis and drop in real estate values.  The nation’s gross domestic product grew at an annualized rate of 2.2% in the third quarter of 2009, compared to a 2.7% annualized decline in the third quarter of 2009.  Notably, a large portion of GDP growth in the third quarter and more recent periods has been generated through federal stimulus programs, bringing into question the sustainability of the recovery without government support.

RP® Financial, LC.	MARKET AREA ANALYSIS II.3

The economic recession has caused the inflation rate to decrease notably during 2009.  Inflation averaged 3.85% for all of 2008 and a negative 0.34% for all of 2009, indicating a deflationary period.  There was a decline in prices during eight of the 12 months during 2009.  The reduction in employment has also led to fears of a prolonged period of economic stagnation, as consumers will be unwilling or unable to increase spending.  The unemployment rate increased to 9.7% as of December 2009, more than doubling from 4.9% when the recession began and increasing from 7.1% for December 2008.  There remains significant uncertainty about the near term future, particularly in terms of the speed at which the economy will recover, the impact of the housing crisis on longer term economic growth, and the near-term future performance of the real estate industry, including both residential and commercial real estate prices, all of which have the potential to impact future economic growth.  The current and projected size of government spending and deficits also has the ability to impact the longer-term economic performance of the country.

The major stock exchange indices have reflected this downturn in the national economy, reporting significant volatility and a strong downward trend during the beginning of the most recent 12 month period, with an upward trend in the last nine months.  As an indication of the changes in the nation’s stock markets over the last 12 months, as of January 31, 2010, the Dow Jones Industrial Average closed at 10,067.33, an increase of 25.8% from January 31, 2009, while the NASDAQ Composite Index stood at 2,147.35, an increase of 45.4% over the same time period.  The Standard & Poors 500 Index totaled 1,073.87 as of January 31, 2010, an increase of 30.0% from December 31, 2008.

Regarding factors that most directly impact the banking and financial services industries, in the past year the number of housing foreclosures have reached historical highs, medium home values have declined by double digits in most areas of the country, and the housing construction industry has been decimated.  These factors have led to substantial losses at many financial institutions, and subsequent failures of institutions.  Commercial lending trends are showing weakness, particularly in the area of refinancing of existing debt, leading to uncertainty for the coming periods.

RP® Financial, LC.	MARKET AREA ANALYSIS II.4

Market Area Demographics

Demographic growth has been measured by changes in population, number of households and median household income, with trends in those areas summarized by the data presented in Table 2.2.  Gloucester and Cumberland Counties had populations of approximately 291,000 and 157,000, respectively, as of 2009, for an aggregate population of nearly 450,000 for the two county market.  Gloucester County is comparatively larger, bolstered by its location near Philadelphia, which has made for an attractive suburban alternative area for commuters who work in Philadelphia.  Moreover, population growth trends for the Gloucester County market are relatively favorable, modestly exceeding the average for the State of New Jersey (i.e., 1.5% annually for Gloucester County versus 0.5% for the State of New Jersey).  Comparatively, growth in Cumberland County equaled 0.8% for the 2000-2009 periods reflective of its relatively remote location distant from major urban centers which has tended to limit development.  Population projections indicated that future population growth is expect to remain consistent with the recent historical trend and thus, growth in Cumberland County will continue to fall below the average for New Jersey and Gloucester County, while the growth rate for Gloucester County is projected to exceed the New Jersey average.

Trends with respect to household growth rates in the Company’s markets paralleled the population growth trends.  Specifically, growth trends for the Gloucester County market are relatively favorable, modestly exceeding the average for the State of New Jersey (i.e., 1.6% annually for Gloucester County versus 0.5% for the State of New Jersey).  Growth in Cumberland County equaled 0.7% for the 2000-2009 periods.

[Table Omitted]

Median household and per capita income in Gloucester and Cumberland Counties are lower than the comparable figures for New Jersey.  In this regard, the median household income in Gloucester County equaled $71,829, which was slightly below the $72,809 level reported for the state as a whole.  In contrast, the per capita income for Gloucester County was equal to $29,807.  The median household income and per capita income for Cumberland County was significantly below both the state and national averages reflecting its location well outside of Philadelphia and other major metropolitan areas.  Thus, income levels are comparatively modest in the absence of an abundance of high paying white collar jobs.

RP® Financial, LC.	MARKET AREA ANALYSIS II.5

Local Economy

In certain respects, the Company has benefited from the low growth and lackluster performance of the local economy on a historical basis.  In this regard, while the local market, particularly in Cumberland County did not experience much overheating, as was typical of most sections of the regional and national economy, the fall within the deepening recession has not impacted the local economy to the same extent as many other areas.  Moreover, Cumberland County remains an affordable place to live and do business.  Signs of modest economic growth can be spotted throughout Cumberland County, from the numerous new medical facilities to the Regional Transportation Center which was recently constructed in Vineland.  Additionally, business development can be seen in the continued growth of industrial parks.  Direct interstate highway access and affordable land costs in Cumberland County have also been a supporting factor in the local economy in the face of the recession.

Although the County has become further developed over the years, agriculture still plays a significant role in the local economy with over 70,000 acres of farmland located in Cumberland County.  Fruits and vegetables, trees and shrubs, as well as evergreens and perennials are said to be the chief products.  This combination of suburban living mixed with access to many urban areas is extremely appealing and makes Cumberland County an excellent commercial and industrial destination.

The Bank also maintains two branches in Gloucester County, New Jersey, which is located just north of Cumberland County in south-central New Jersey.  Gloucester County is situated across the Delaware River from Philadelphia, Pennsylvania, and is also the half-way point between New York and Washington D.C.  Gloucester County is one of the most populous counties in the southern part of New Jersey.  The landscape of Gloucester County consists of farmlands, woodlands, small towns, suburban development, and urban locations.  Located 10 miles southeast of Wilmington, Delaware and 45 miles east of Atlantic City, New Jersey, Gloucester County is in close proximity to major markets and therefore, an excellent regional location.  Gloucester County is also home to one of the largest industrial parks on the eastern seaboard.  In recent years, residential development has led to population growth, which has led to an increase in the number of suburban communities.

Workforce

In recent years, the local markets served have witnessed a shift from a manufacturing and industrial economy to a service economy.  This shift from manufacturing has also been reflected nationally.

RP® Financial, LC.	MARKET AREA ANALYSIS II.6

The economy of the local markets in Cumberland and Gloucester Counties have become oriented toward services, which provide more than 28% of total employment, as wholesale and retail trade, and government employment follow closely behind.  As shown in Table 2.3 and Table 2.4, data regarding employment in Colonial’s market area counties reveals the nature of the economy.  Specifically, Cumberland County’s data reveals the high employment base, mostly in services and government, with a relatively high level of manufacturing employment (12.4% of total employment).  Comparatively, Gloucester County’s economy is based primarily on a combination of services, trade, and government.

[Tables Omitted]

Unemployment Trends

Unemployment trends in the market area and New Jersey are displayed in Table 2.5.  The unemployment rates in the Company’s markets reflect a divergent pattern, as the unemployment rate in Cumberland County has typically exceeded the state and national averages due to the decline in the manufacturing industry and limited employment opportunities, particularly in higher paying white collar jobs.  The unemployment rate in Gloucester County has recently been similar to the state and national averages, however.  Unemployment rates in the Company’s market, as well as on a state and national basis, have been trending upward for the most recent 12 month period for which data is available, as regional and national economies are still suffering from the recession.

[Table Omitted]

Market Area Deposit Characteristics

Competition for deposits in the Company’s primary market area is intense, which is the result of a number of factors, including the relatively moderate size and growth characteristics of the markets served by the Bank and its relative proximity to both the Philadelphia and New Jersey markets.  The Company’s deposit market is dominated by commercial banks, much like the State of New Jersey, as shown in Table 2.6.  Specifically, as of June 30, 2009, 74.7% of total deposits in Cumberland County and 80.0% of total deposits in Gloucester County consisted of deposits in commercial banks.

RP® Financial, LC.	MARKET AREA ANALYSIS II.7

Growth rates for savings institutions are strong in Cumberland County, however, equal to 9.0% for the four year period ended June 30, 2009, which includes comparatively stronger growth registered by the Company, equal to 13.5% on an annualized basis for the same time period.  Importantly, the data reveals that Colonial has been growing in excess of the market average in Cumberland County and thus, has achieved an expanding market share, which is also the case in Gloucester County.  The Company’s deposits have grown faster in Gloucester County, at 24.8% over the period shown in Table 2.6, while also increasing its market share from 0.9% to 1.8%.

Competition

As implied by the Company’s market share of deposits, competition among financial institutions in the Company’s market area is significant.  Among the Company’s competitors are larger and more diversified institutions, which have greater resources than maintained by the Company.  Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional, and money center banks.  From a competitive standpoint, the Company has sought to emphasize its community orientation in the markets served by its branches.  There are a total of 44 banking institutions operating in Cumberland County with Colonial holding the second largest market share of deposits, and 85 institutions operating in Gloucester County with Colonial holding the twelfth largest market share of deposits.  Table 2.7 lists the Company’s largest competitors in the two counties currently served by its branches, based on deposit market share as noted parenthetically.

[Table Omitted]

The proceeds from the Offering will enhance the Company’s competitiveness by providing increased operating flexibility, including de novo branching, focus on cross-selling and marketing, and potential acquisition.

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III.  PEER GROUP ANALYSIS

This chapter presents an analysis of Colonial’s operations versus a group of comparable publicly-traded financial institutions (the “Peer Group”) selected from the universe of all publicly-traded financial institutions in a manner consistent with the regulatory valuation guidelines and other regulatory guidance.  The basis of the pro forma market valuation of Colonial is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group.  Since no Peer Group can be exactly comparable to Colonial, key areas examined for differences are:  financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines and other regulatory guidance.  The Peer Group is comprised of only those publicly-traded thrifts whose common stock is either listed on a national exchange (NYSE or AMEX) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions.  Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus. may not be a reliable indicator of market value.  We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies, and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history.  A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics.  There are approximately 149 publicly-traded institutions nationally, which includes approximately 38 publicly-traded MHCs.  Given this limited number of public full stock thrifts, it is typically the case that the Peer Group will be comprised of institutions which are not directly comparable, but the overall group will still be the “best fit” group.  To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences.  Since Colonial will be a full public company upon completion of the Offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

Based on the foregoing, from the universe of 111 fully converted publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Colonial.  The selection process applied is described below, followed by a brief description of each member of the Peer Group.

●
Screen #1  Mid-Atlantic institutions with assets between $150 million and $1.5 billion and breakeven to positive core earnings.  A total of nine institutions met the foregoing criteria and eight were included in the Peer Group.  Carver Bancorp was the only company meeting the selection criteria to be excluded owing to its urban location in the heart of New York City and minority ownership, management and customer base.  Those companies that met the asset size criteria but were not included in the Peer Group did not meet the breakeven to positive core earnings criteria, generally owing to asset quality issues.  Additionally, OBA Financial was not included in the Peer Group owing to its status as a recently completed conversion and two companies were excluded owing to pending acquisition offers (First Keystone Financial of PA and Pamrapo Bancorp of NJ).  Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

In order to round out the Peer Group to a total of ten institutions, we expanded our search to adjacent regional markets.  In this regard, there were two full stock thrifts in New England with assets between $300 million and $1.5 billion, which were also profitable on a core earnings basis and thus, we included both Newport Bancorp, Inc. of Rhode Island and Westfield Financial, Inc. of Massachusetts.  Table 3.1 shows the general characteristics of each of the Peer Group companies.  While there are expectedly some differences between the Peer Group companies and Colonial, we believe that the Peer Group companies, on average, provide a good basis for valuation, subject to valuation adjustments.  The following sections present a comparison of Colonial’s financial condition, income and expense trends, loan composition, interest rate risk, and credit risk versus the Peer Group, as of the most recent publicly available date.  A summary description of the key characteristics of each of the Peer Group companies is detailed below and a market area comparative analysis is provided in Exhibit III-3.

●
Westfield Financial, Inc. of MA.  Westfield Financial is the largest company in the Peer Group and operates through a total of 11 offices in western Massachusetts.  Accordingly, Westfield Financial’s markets are somewhat comparable to the Company’s in that they are outside of major metropolitan areas, such as Boston or Philadelphia and have modest growth and income characteristics.  Westfield Financial maintains a broadly diversified asset base funded primarily by deposits and, to a lesser extent, borrowed funds.  A large securities portfolio comprised primarily of MBS has limited asset quality problems and the ratio of NPAs/Assets is below the Peer Group average.  Westfield Financial’s ROA approximates the Peer Group average as the benefit of its low cost of funds is offset by relatively low asset yields (the significant investment in securities may be a factor in this regard).  At December 31, 2009, Westfield Financial reported total assets of $1.2 billion, deposits of $648.0 million and a tangible equity-to-assets ratio of 20.8% which reflects the impact of Westfield Financial’s second step conversion completed as of January 2007.  For the twelve months ended December 31, 2009, Westfield Financial reported earnings of $5.5 million for a return on average assets of 0.47%.  Westfield Financial had a market capitalization of $249 million at February 19, 2010.

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

●
Beacon Federal Bancorp of NY.  Beacon Federal Bancorp operates through a total of 8 offices including 3 branches in upstate New York as well as branches in Massachusetts, Tennessee and Texas, reflecting its legacy as a converted credit union.  Also reflecting its status as a former credit union, Beacon Federal Bancorp’s loan portfolio has the largest proportion of consumer loan in comparison to any of the Peer Group companies although permanent 1-4 family mortgage loans comprise the largest segment of lending. Asset quality ratios are less favorable in relation to the Peer Group average.  Reported earnings are higher than the Peer Group average and median reflecting the benefit of a low operating expense ratio and large average branch size.  At September 30, 2009, Beacon Federal Bancorp had total assets of $1.1 billion, deposits of $681.0 million and a tangible equity-to-assets ratio of 9.4%.  For the twelve months ended September 30, 2009, Beacon Federal Bancorp reported earnings of $6.2 million for a return on average assets of 0.60%.  Beacon Federal Bancorp had a market capitalization of $56 million at February 19, 2010.

●
ESSA Bancorp, Inc. of PA operates 13 branch offices in northeastern Pennsylvania.  ESSA Bancorp, Inc. maintains a high proportion of residential mortgage loans and a low proportion of higher risk-weight construction and commercial mortgage loans relative to the Peer Group average.  Earnings approximate the Peer Group average notwithstanding ESSA Bancorp’s high capital ratio (the result of the completion of its standard conversion transaction in April 2007).  At December 31, 2009, ESSA Bancorp had total assets of $1.0 billion, deposits of $400.2 million and a tangible equity-to-assets ratio of 17.6%.  For the twelve months ended December 31, 2009, ESSA Bancorp reported earnings of $5.5 million for a return on average assets of 0.53%.  ESSA Bancorp had a market capitalization of $164 million at February 19, 2010.

●
Harleysville Savings Financial Corporation of PA operates six offices in the Philadelphia MSA.  Harleysville Savings Financial Corporation’s balance sheet structure partially reflects a wholesale leveraging strategy based on its relatively high proportion of investment securities and borrowings to assets in comparison to loans and deposits, respectively.  The loan portfolio reflects modest diversification beyond 1-4 family residential loans and MBS in comparison to the Peer Group as a whole.  Harleysville Savings Financial Corporation’s ROA approximates the Peer Group median ratios as its low risk asset investment strategy has limited NPAs and loan loss provisions in comparison to the Peer Group average and medians, and offset its modest interest rate spread.  At December 31, 2009, Harleysville Savings Financial had total assets of $840 million, deposits of $486.3 million and a tangible equity-to-assets ratio of 6.1%.  For the twelve months ended December 31, 2009, Harleysville Savings Financial reported earnings of $4.6 million for a return on average assets of 0.55%.  Harleysville Savings Financial had a market capitalization of $50 million at February 19, 2010.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

●
Fidelity Bancorp, Inc. of PA operates through a total of 13 branch offices in the Pittsburgh metropolitan area.  The balance sheet reflects a significant wholesale component with investments and borrowings comprising a larger proportion of total assets in comparison to the Peer Group average.  Fidelity Bancorp reported a loss over the last twelve months primarily owing to realized and unrealized losses on investment securities and other than temporary impairment charges on investment securities which we are treating as one-time non-recurring events for valuation purposes.  Excluding such items on a tax-effected basis, Fidelity Bancorp had slightly positive core earnings.  Lending is primarily concentrated in 1-4 family mortgage loans, both in terms of whole loans and through a significant investment in MBS, while diversification into commercial mortgage lending is consistent with the Peer Group average.  Credit quality measures are less favorable than the Peer Group average, both in terms of the level of non-performing loans/loans and the reserve coverage ratio in relation to non-performing loans.  At December 31, 2009, Fidelity Bancorp had total assets of $736.0 million, deposits of $450.6 million and a tangible equity-to-assets ratio of 6.0%.  For the twelve months ended December 31, 2009, Fidelity Bancorp reported a net loss of $3.2 million for a loss on average assets of 0.43%.  Core earnings excluding one-time securities losses were estimated to equal $199,000.  Fidelity Bancorp had a market capitalization of $15 million at February 19, 2010.

●
TF Financial Corporation of PA operates 15 branches in the Philadelphia metropolitan area.  The asset structure reflects a relatively higher proportion of loans/assets, with the majority of loans invested in 1-4 family loans.  The relatively high ratio of loans funded by retail deposits supports TF Financial Corporation’s net interest margin and, as a result, ROA is above the Peer Group average.  TF Financial maintained a ratio of NPAs which were below the average for the Peer Group and all publicly traded savings institutions.  At December 31, 2009, TF Financial had total assets of $713.7 million, deposits of $552.7 million and a tangible equity-to-assets ratio of 9.4%.  For the twelve months ended December 31, 2009, TF Financial reported net income equal to $4.5 million for a return on average assets of 0.63%.  TF Financial had a market capitalization of $51 million at February 19, 2010.

●
Elmira Savings Bank, FSB of NY operates through 11 offices, with 10 branches located in the southern tier of New York State and one branch located in northern Pennsylvania.  Elmira Savings Bank’s balance sheet and income statement reflect the impact of its recent purchase of four branches from First Niagara Financial Group, Inc. completed in December of 2007.  The loan portfolio composition reflects the recent emphasis on commercial mortgage, C&I and consumer lending, accompanied by the recent acquisition of the First Niagara branches that included consumer and commercial loans, in addition to deposits.  The ROA is above the Peer Group average as a result of Elmira Savings Bank’s strong spreads and margins.  At December 31, 2009, Elmira Savings Bank had total assets of $505.9 million, deposits of $360.1 million and a tangible equity-to-assets ratio of 8.1%.  For the twelve months ended December 31, 2009, Elmira Savings Bank reported net income equal to $4.5 million for a return on average assets of 0.91%.  Elmira Savings Bank had a market capitalization of $45 million at February 19, 2010.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

●
Newport Bancorp, Inc. of RI.  Newport Bancorp is a savings and loan holding company operating six full service banking offices in southern Rhode Island and southeastern Connecticut.  Newport Bancorp maintains a broadly diversified loan portfolio primarily focused on mortgage loans (both residential and commercial) and funds operations with deposits which are significantly supplemented with borrowings.  Asset quality is very strong and NPAs are at minimal levels while the tangible equity/assets ratio is above the Peer Group average reflecting the impact of the completion of its standard conversion offering in July 2006.  Earnings are comparatively modest as the benefit of a net interest margin in excess of the Peer Group average is offset by high operating expenses.  At December 31, 2009, Newport Bancorp reported total assets of $458.9 million, deposits of $261.9 million and a tangible equity-to-assets ratio of 11.2%.  For the twelve months ended December 31, 2009, Newport Bancorp reported earnings of $708,000 for a return on average assets of 0.16%.  Newport Bancorp had a market capitalization of $45 million at February 19, 2010.

●
WVS Financial Corp. of PA operates through a total of 6 branches in the North Hills suburbs of the Pittsburgh metropolitan area.  The balance sheet reflects a significant wholesale element, as MBS and investments constitute the majority of assets while borrowed funds comprise the largest segment of liabilities.  WVS Financial operates with a low risk-weighted asset ratio and limited credit risk exposure as a result of significant investment in securities and MBS.  While the wholesale strategy has provided for relatively strong asset quality, WVS Financial Corp.’s ROA is below the Peer Group average owing to thin spreads and margins and notwithstanding the benefit of a very low operating expense ratio.  At December 31, 2009, WVS Financial Corp. reported total assets of $391.6 million, deposits of $144.6 million and a tangible equity-to-assets ratio of 7.8%.  For the twelve months ended December 31, 2009, WVS Financial Corp. reported earnings of $1.4 million for a return on average assets of 0.34%.  WVS Financial Corp. had a market capitalization of $29 million at February 19, 2010.

●
Rome Bancorp of NY operates through five retail banking offices in upstate New York.  Enhancing the comparability to the Company, Rome Bancorp has a relatively strong capital ratio reflecting the impact of the completion of its second step conversion in March 2005.  Rome Bancorp’s strong capital ratio supports its relatively high ROA, while the ROE is comparatively modest.  A relatively high level of net income was due to a favorable level of interest expense, while operating expenses were higher than the Peer Group average.  Rome Bancorp has a high proportion of assets invested in loans with diversification into higher risk-weight commercial real estate, C&I and consumer loans at levels in excess of the Peer Group average in aggregate.  At December 31, 2009, Rome Bancorp had total assets of $329.9 million, deposits of $216.6 million and a tangible equity-to-assets ratio of 18.3%.  For the twelve months ended December 31, 2009, Rome Bancorp reported earnings of $3.1 million for a return on average assets of 0.92%.  Rome Bancorp had a market capitalization of $60 million at February 19, 2010.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

In the aggregate, the Peer Group companies maintain a slightly higher tangible equity level in comparison to the industry average (11.51% of assets versus 10.00% for all public companies) and generate a higher level of core profitability (0.51% for the Peer Group versus a loss of 0.26% for all public companies).  Accordingly, the Peer Group companies have a positive ROE, whereas all public companies have a negative ROE (positive ROE of 4.72% for the Peer Group versus negative 1.67% for all public companies).  Overall, the Peer Group’s pricing ratios were at a modest premium to all publicly traded thrift institutions on a P/TB and P/A basis and was comparable to all publicly traded thrifts on a Price/Core earnings basis (however many public companies did not have meaningful core earnings multiples owing to their trailing  twelve month loss position).

[Table Omitted]

The companies selected for the Peer Group were relatively comparable to Colonial on average, and are considered to be the “best fit” Peer Group.  While there are many similarities between Colonial and the Peer Group on average, there are some differences as well.  The following comparative analysis highlights key similarities and differences relative to the Peer Group.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Colonial and the Peer Group, reflecting balances as of December 31, 2009 for the Company and the Peer Group, respectively.  On a reported basis, Colonial’s equity-to-assets ratio of 8.0% was below the Peer Group’s average equity/assets ratio of 11.8%.  Tangible equity-to-assets ratios for the Company and the Peer Group equaled 8.0% and 11.5%, respectively.  The more modest differential in the tangible equity ratios reflects the higher proportion of goodwill and other intangible assets for the Peer Group on average in comparison to Colonial which did not have intangible assets on its balance sheet.  On a pro forma basis, Colonial’s reported and tangible equity ratios may approximate to modestly exceed the Peer Group’s average ratios based on current market conditions and the estimated offering range.  Both the Company and the Peer Group currently maintain surpluses with respect to their respective regulatory capital requirements.

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

The increase in Colonial’s pro forma equity position will be favorable from an interest rate risk perspective and in terms of posturing for future earnings growth as the net proceeds are reinvested and leveraged pursuant to the Company’s intended moderate growth strategy.  The Company’s business plan, which is focused on increasing earnings through ongoing business line/balance sheet restructuring and growth through possible de novo branching and acquisition is a positive factor with respect to the use the intended use of proceeds.  At the same time, many of the Peer Group companies have adopted similar strategies and the implementation of strategies by Colonial to increase earnings and ROE is subject to both execution risk and the overall market environment.

The interest-earning asset (“IEA”) composition for the Company and the Peer Group reflects differences in terms of the proportion of loans, as Colonial’s ratio of loans/assets of 56.6% falls short of the Peer Group average ratio of 61.6%.  Conversely, Colonial’s level of cash and investments equal to 39.6% of assets was higher than the comparable Peer Group average of 33.7%.  The lower ratio of loans reflects that, notwithstanding relatively strong loan growth and the Company’s preference for investing in whole loans, Colonial has maintained a relatively large investment securities portfolio with the primary objective to leverage capital and enhance earnings per share since completion of the minority stock issuance in fiscal 2005.  Overall, Colonial’s interest-earning assets amounted to 96.2% of assets, which modestly exceeded the Peer Group’s average ratio of 95.3%.  Both the Company’s and the Peer Group’s IEA ratios exclude BOLI as an interest-earning asset.  On a pro forma basis immediately following the Second Step Conversion, a portion of the proceeds will initially be invested into Federal funds or shorter term investment securities increasing the relative proportion of cash and investments for the Company in comparison to the Peer Group over the short term.

Colonial’s funding liabilities currently reflect more of a deposit funding strategy, whereas the Peer Group is using borrowed funds to a greater extent, both to supplement liquidity in lieu of utilizing deposit funds and for wholesale leveraging and interest rate risk management purposes.  In this regard, the Company’s deposits equaled 88.0% of assets, which exceeded the comparable Peer Group average of 58.4%.  Conversely, borrowings accounted for a greater portion of the Peer Group’s interest-bearing liabilities (“IBL”) composition relative to the Company – and as of the most recent period, borrowings-to-assets ratios equaled 28.8% for the Peer Group versus 3.8% for the Company, inclusive of subordinated debt (the Company did not have any subordinated debt while the subordinated debt equaled only 0.1% of assets for the Peer Group on average).  Total IBL maintained as a percent of assets equaled 91.8% and 87.2% for Colonial and the Peer Group, respectively, reflecting the Company’s lower equity position.  The ratio of IBL will be reduced on a post-offering basis as the Company funds a greater portion of its operations with equity.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

A key measure of balance sheet strength for a financial institution is IEA/IBL ratio, with higher ratios often facilitating stronger profitability levels, depending on the overall asset/liability mix.  Presently, the Company’s IEA/IBL ratio of 104.8% is below the Peer Group’s average ratio of 109.3%.  The additional capital realized from stock proceeds will considerably increase the IEA/IBL ratio, as the net proceeds realized from Colonial’s stock offering are expected to be reinvested into interest-earning assets and the increase in the Company’s equity position will result in a lower level of interest-bearing liabilities funding assets.

Colonial posted higher 12 month asset growth than the Peer Group, at 7.16% and 1.30%, respectively.  The Company’s comparatively faster growth is attributable to efforts to expand lending and leverage its equity, particularly following the completion of the minority stock issuance in 2005.  The Company’s stronger loan growth (6.09% increase versus shrinkage of less than 1% for the Peer Group on average) reflects the recent efforts to expand the loan portfolio.  The portfolio of cash, investments and MBS increased more than the loan portfolio for the Company (8.31%) while cash and investments increased at an 8.22% rate on average for the Peer Group.  As noted above, the Company has been expanding both the loan and investments portfolio when opportunities exist to realize profitable growth.

The Company’s deposit growth rate approximated the Peer Group average as Colonial’s deposits increased by 9.43% as compared to an average deposit growth rate of 9.37% for the Peer Group.  A portion of the deposit growth achieved by Colonial was utilized to repay borrowings, which diminished at a 31.79% rate versus borrowings shrinkage of 10.08% for the Peer Group on average.   As discussed in Section One, the Company’s strong deposit growth was supported by its deposit pricing strategies and owing to growth of municipal deposit account relationships.  Moreover, while borrowings have diminished, they remain at low absolute levels overall diminishing the impact of the reduction in aggregated dollar terms to the overall balance sheet.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

The Company’s equity increased 12.03%, versus 2.58% for the Peer Group.  The Peer Group’s more limited equity growth, notwithstanding a higher ROA, reflects their more significant dividend and capital management strategies including share repurchases.  On a post-offering basis, the Company’s capital growth rate is expected to decline due to the increased equity level and, the marginal short-term net proceeds reinvestment benefit particularly after the impact of the expense of the stock benefit plans is incorporated into pro forma earnings.  At the same time, such forces may be mitigated by potential profitable growth for Colonial as loan and deposit growth is moderated and related expenses are curtailed.

Income and Expense Components

Table 3.3 shows comparative income statement measures for Colonial and the Peer Group, reflecting earnings for the fiscal year ended December 31, 2009 for Colonial and for the twelve months ended December 31, 2009 or September 30, 2009 for the Peer Group.  Colonial reported a net income to average assets ratio of 0.26% versus the Peer Group’s ratio of 0.47% based on the average and 0.54% based on the median.  The Company’s lower operating returns reflect a relatively favorable level of operating expense, the benefits of which are more than offset by comparatively lower levels of net interest income and non-interest fee income.

The Company’s interest income to average assets approximated the Peer Group average while the ratio of interest expense was higher in comparison to the Peer Group, resulting in a weaker net interest income ratio.  The Company’s comparable interest income ratio, notwithstanding a higher yield on interest-earning assets (5.36% versus which exceeds the Peer Group average and median of 5.08% and 5.26%, respectively), may be partially reflective of the Company’s lower ratio of loans-to-assets.  The Company’s interest expense ratio to average assets, 2.47% versus 2.16% of average assets for the Peer Group, reflects the Company’s higher IBL ratio and the impact of Colonial’s growth strategy which has required the Company to pay a premium rate in order to attract new funds to achieve the targeted growth objectives.  Additionally, while the Company has a high proportion of funds in savings and transaction accounts which are typically lower costing, a portion of Colonial’s transaction accounts consist of municipal deposits which are subject to a competitive bidding process.  Overall, the Company’s net interest income ratio of 2.52% compared unfavorably to the Peer Group average of 2.68%.

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

Non-interest operating income is a lower contributor to Colonial’s earnings relative to the Peer Group, at 0.24% and 0.53%.  In this regard, Colonial has sought to be highly competitive in its fee structure over the last five fiscal years as it sought expand both the loan and deposit portfolios.

Colonial operates with a lower operating expense ratio than the Peer Group, reflecting its emphasis on mortgage lending (which typically entails a lower cost structure than non-mortgage lending), and more limited emphasis on non-traditional fee generating activities.  Additionally, the Company’s operating costs have been effectively limited by the high proportion of investment securities in the portfolio of interest-earning assets, which entail little cost to acquire and service.  Overall, the operating expense ratios for Colonial and the Peer Group were 2.05% and 2.19%, respectively.  On a post-offering basis, the Company’s operating expenses can be expected to increase with the incremental cost of the stock-based benefit plans as well as the planned branching and growth initiatives which are currently underway.  At the same time, continued balance sheet growth and reinvestment of the offering proceeds should largely offset the anticipated expense increase as a percent of average assets.

Colonial’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 74.0% is less favorable than the Peer Group’s ratio of 68.2%, as the Company’s revenue ratios disadvantages were not fully offset by its lower operating expense ratio.  On a post-offering basis, the Company’s efficiency ratio may improve as the Company seeks to realize the benefit of recent infrastructure investments.

Loan loss provisions for the Company were modestly below the Peer Group average, equal to 0.11% and 0.29% of average assets, respectively.  The ratio of loan loss provisions to average assets for Colonial more closely approximated the Peer Group’s median ratio as the Peer Group average was skewed upward by several companies reporting more significant asset quality issues and related provisioning.

Net non-operating expenses totaled 0.28% for Colonial and primarily consisted of OTTI charges and a prepayment penalty on FHLB advances net of a modest level of gains on the sale of investments and loans.  The Peer Group reported net non-operating expense equal to 0.11% of average assets, which was largely comprised of net losses on the sale of loans and investments.

The Company’s effective tax rate for the last 12 months of 21.40% is modestly below the Peer Group average of 31.37%.  The Company expects that its effective tax rate will continue to approximate the recent historical level over the near term and thus remain at a comparative advantage relative to the Peer Group

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Loan Composition

Table 3.4 presents the most recent data related to the Company’s and the Peer Group’s loan portfolio compositions, as well as data pertaining to investment in mortgage-backed securities, loans serviced for others, and risk-weighted assets.  The Company’s loan portfolio composition reflected a similar concentration of 1-4 family permanent mortgage loans and mortgage-backed securities as maintained by the Peer Group (54.3% of assets versus 56.1% for the Peer Group).  The Company’s ratio of residential loans was supported by a higher concentration of mortgage-backed securities, as the Company’s ratio of 1-4 family permanent mortgage loans was below the Peer Group average (33.3% for Colonial versus an average of 38.1% of assets for the Peer Group).  Whereas the Company maintains a philosophy of selling 1-4 family fixed rates loans on a servicing-released basis, some of the Peer Group members are actively involved in selling loans on a servicing-retained basis.  The Company did not have any loans serviced for others as of December 31, 2009, while loans serviced for others averaged $41.9 million for the Peer Group.  Likewise, the Company did not have any servicing-related intangibles, while servicing intangibles averaged $296,000 for the Peer Group.

The data reflects that the Company’s lending activities show slightly greater diversification in multi-family and commercial mortgage lending.  Specifically, multi-family and commercial mortgage loans represented 17.8% of assets for the Company versus an average of 13.1% for the Peer Group.  Other areas of high risk-weight lending were relatively similar for the Company and the Peer Group.  Specifically, Colonial and the Peer Group maintained similar percentages of construction loans (2.5% of assets for the Company versus 2.4% for the Peer Group) and business loans (3.1% of assets for the Company versus an average of 4.8% for the Peer Group).  Consumer loans, excluding home equity loans which are included in the 1-4 family residential mortgage totals, amounted to less than 1% of assets for the Company versus an average of 3.3% for the Peer Group.  Reflecting the overall similarity of diversification into high risk-weight lending, the Company’s risk-weighted assets-to-assets ratio equaled 59.6% versus 61.4% for the Peer Group.

[Table Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Credit Risk

The ratio of NPAs/assets equaled 0.93% for the Company versus an average of 0.79% and median of 0.59% for the Peer Group as shown in Table 3.5.  Importantly, Colonial’s NPA/assets ratio was above the level reported by all but two of the Peer Group companies on an individual basis (the highest ratio for the Peer Group was 2.51% of assets reported by Fidelity Bancorp).  However, to place the Company’s ratio of NPAs into perspective, it should be noted that the average and median ratios for all publicly traded institutions equaled 3.16% and 2.33% of assets, respectively.

Reserve coverage was lower for the Company as well, as Colonial maintained a lower level of loss reserves as a percent of loans, non-performing loans and non-performing assets.  Specifically, the ratio of reserves/loans equaled 0.80% for Colonial versus an average of 1.10% for the Peer Group while reserves/non-performing assets equaled 49.38% versus 82.23% for the Peer Group.  At the same time, chargeoffs over the most recent 12 month period were below the Peer Group average, based on a ratio of 0.04% of loans for the Company and 0.26% of loans for the Peer Group on average.  In evaluating the Company’s credit risk exposure in relation to the Peer Group, RP Financial also considered the recent strong growth of the high risk-weight loan portfolio and the limited seasoning of this portfolio in comparison to the Peer Group.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group.  In terms of balance sheet composition, Colonial interest rate risk characteristics were considered to be slightly less favorable than the Peer Group’s, as implied by the Company’s lower tangible equity-to-assets and IEA/IBL ratios.  The Company’s non-interest earning assets were modestly below the Peer Group average.  On a pro forma basis, the infusion of stock proceeds should serve to improve these ratios relative to the Peer Group.

[Tables Omitted]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Colonial and the Peer Group.  In general, the relative fluctuations in the Company’s and the Peer Group’s net interest income to average assets ratios were considered to be slightly greater than the Peer Group average but well within the range of the Peer Group companies individually and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, Colonial’s and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins.  One factor that may potentially increase the Company’s interest rate risk exposure relative to the Peer Group is Colonial’s niche in serving as a depository for municipalities.  While such funds have entailed relatively low costs in the low interest rate environment prevailing in recent periods, the cost may increase if short term rates increase given the competitive bidding requirements for such funds.  The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level interest rate sensitive liabilities funding Colonial’s assets.

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Colonial.  Such general characteristics as asset size, equity position, IEA composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint.  Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This section presents the valuation analysis and methodology used to determine Colonial’s estimated pro forma market value of the common stock to be issued in conjunction with the Second Step Conversion transaction. The valuation incorporates the appraisal methodology promulgated by the Federal and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company’s pro forma market value utilizing the market value approach.

Appraisal Guidelines

The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994 specify the market value methodology for estimating the pro forma market value of an institution.  The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion.  Pursuant to this methodology:  (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences.  In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines.  Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques.  Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings.  It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock.  Throughout the conversion process, RP Financial will:  (1) review changes in Colonial’s operations and financial condition; (2) monitor Colonial’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and Colonial’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally.  If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any.  RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts.  Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Colonial’s value, or Colonial’s value alone.  To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III.  The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation.  Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform.  We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

1.             Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness.  The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

●
Overall A/L Composition.  Loans and investments funded by retail deposits were the primary components of the Company’s and Peer Group’s balance sheets.  The Company’s interest-earning asset composition exhibited a lower concentration of loans with a greater concentration of multi-family and commercial mortgage loans while the Peer Group’s loan portfolio included a modestly higher proportion of residential mortgage loans inclusive of their investment in MBS.  Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a higher yield earned on interest-earning assets and a slightly lower risk weighted assets-to-total assets ratio.  The Company maintains a strong core deposit mix, which has increasingly reflected the impetus to build the base of public deposits including primarily transaction accounts.  The Company maintained a lower IEA/IBL ratio of 104.8%, versus 109.3% for the Peer Group on average.  The anticipated use of proceeds should improve the Company’s IEA/IBL ratio, minimizing the disparity with the Peer Group.

●
Credit Quality.  The Company’s ratios for non-performing assets and non-performing loans were less favorable than the comparable Peer Group ratios.  Loss reserves as a percent of total loans, non-performing loans and NPAs were lower for the Company, factors which were partially mitigated by Colonial’s lower rate of loan chargeoffs as a percent of loans.  RP Financial also considered the recent strong growth of the high risk-weight loan portfolio and the limited seasoning of this portfolio in comparison to the Peer Group in evaluating the relative level of credit risk exposure.

●
Balance Sheet Liquidity.  For the most recent period, the Company maintained a higher level of cash and investment securities relative to the Peer Group.  Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as a portion of the proceeds will be initially retained in cash equivalent instruments as well as investment securities with laddered maturities pending the longer term deployment into loans.  The Company’s future borrowing capacity was considered to be greater than the Peer Group’s capacity based on its current lower utilization of borrowings in comparison to the Peer Group.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

●
Funding Liabilities.  The Company’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios, which translated into a higher cost of funds for the Company.  One distinct difference between the Company and the Peer Group is Colonial’s niche in municipal deposits, which totaled approximately $92.6 million or 18.5% of deposits as of December 31, 2009.  Total interest-bearing liabilities as a percent of assets was higher for the Company in comparison to the Peer Group. Following the stock offering, the increase in the Company’s equity position should serve to reduce the level of interest-bearing liabilities funding assets to a ratio more closely approximating the Peer Group’s ratio.

●
Equity.  The Company currently operates with a lower equity-to-assets ratio than the Peer Group.  However, following the stock offering, Colonial’s pro forma capital position will likely approximate or modestly exceed the Peer Group’s equity-to-assets ratio, depending upon the level of interest in the offering within the estimated valuation range.  The Company’s increased pro forma equity will enhance the leverage capacity to levels approximating the Peer Group’s ability while the anticipated reduction in the IBL ratio will enhance Colonial’s comparability to the Peer Group.

On balance, we considered that the various strengths and weaknesses in relation to the Peer Group were offsetting and thus, applied no adjustment for this factor.

2.             Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings.  The major factors considered in the valuation are described below.

●
Reported Earnings.    The Company reported lower earnings than the Peer Group based on an average return on average assets (“ROAA”) basis (0.26% of average assets versus 0.47% for the Peer Group).  A stronger net interest margin, higher non-interest income and lower net non-operating expenses were the primary factors in the earnings Peer Group’s earnings advantage, which was partially offset by the Company’s lower level of operating expense and lower loan loss provisions.  Reinvestment of the net conversion proceeds into interest-earning assets will increase the Company’s profitability, after taking into account the additional expenses related to the new stock benefit plans that will be implemented in connection with or after the Second-Step Conversion offering.

●
Core Earnings.  As referenced above, the Company’s earnings were impacted by non-operating losses to a greater extent than the Peer Group’s earnings.  The Company’s less favorable efficiency ratio (74.0% for Colonial versus 68.4% for the Peer Group) is indicative of the lower core earnings rate based on historical earnings.  Additionally, loan loss provisions had a less significant impact on the Company’s earnings notwithstanding the recent increase in NPAs to levels exceeding the Peer Group average.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

●
Interest Rate Risk.  Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated the degree of volatility associated with the Company’s and the Peer Group’s net interest margins fell within the range exhibited by the Peer Group.  Other measures of interest rate risk such as the capital and the IEA/IBL ratio were less favorable for the Company, thereby indicating that the Company maintained a higher dependence on the yield-cost spread to sustain net interest income.  One factor that may potentially increase the Company’s interest rate risk exposure relative to the Peer Group is Colonial’s niche in serving as a depository for municipalities.  While such funds have entailed relatively low costs in the low interest rate environment prevailing in recent periods, the cost may increase if short term rates increase given the competitive bidding requirements for such funds.  On a pro forma basis, the Company’s capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus, diminish the Peer Group’s relative advantage in this regard.

●
Credit Risk.  Loan loss provisions were a less significant factor in the Company’s earnings in comparison to the Peer Group.  In terms of the future exposure to credit-related losses, the Company’s credit risk exposure was comparatively greater than the Peer Group’s based on its higher ratio of NPAs and lower reserve coverage, both in relation to total loans, non-performing loans and non-performing assets.  In evaluating the Company’s credit risk exposure in relation to the Peer Group, RP Financial also considered the recent strong growth of the high risk-weight loan portfolio and the limited seasoning of this portfolio in comparison to the Peer Group.

●
Earnings Growth Potential.  Several factors were considered in assessing earnings growth potential.  First, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to increasing earnings through leverage.  Secondly, the Company’s balance sheet restructuring has facilitated expansion of the net interest margin over the last several years during a time period which many financial institutions have been challenged to expand their net interest margins.  Other factors considered in the Company’s earnings growth potential include the fact that many infrastructure improvement costs have already been incurred and which management believes will facilitate future profitable growth.  With regard to this latter consideration, the Company’s management is targeting earnings growth as the future focus of Colonial’s strategy has been revised to emphasize more moderate growth levels which are anticipated to enable the Company to limited expenses.

●
Return on Equity.  The Company’s pro forma return on equity based on core earnings (excluding net non-operating expenses but including trailing twelve month loan loss provisions) are lower than the Peer Group average and median.  The ROE may be subject to increase over the near term given the momentum for core earnings growth as noted above.

Overall, we concluded that a slight upward adjustment for profitability, growth and viability of earnings was appropriate, primarily in view of the potential for earnings growth as a result of the completion of the Second Step Conversion and as the Company realizes the benefits of the growth-related infrastructure improvements put into place over the last several years.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

3.             Asset Growth

The Company’s asset growth rate was above the Peer Group’s growth rate during the period covered in our comparative analysis, based on growth rates of 7.2% and 1.3%, respectively.  Asset growth for the Company and the Peer Group consisted of a combination of loans and cash and investments, with the Company’s growth rates for both loans exceeding the comparable Peer Group growth rates while the growth rate for investments approximated the Peer Group average.  Importantly, while the Company has achieved strong asset growth rates in the past, management expects future growth and diversification will be moderated relative to the recent historical trend given the current economic and regulatory environment.  On a pro forma basis, the Company’s tangible equity-to-assets ratio will approximate to modestly exceed the Peer Group’s tangible equity-to-assets ratio, indicating equal to greater leverage capacity for the Company.  On balance, a slight upward adjustment was applied for asset growth.

4.             Primary Market Area

The general condition of a financial institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area.  Operating in the southern New Jersey, the Company faces significant competition for loans and deposits from larger financial institutions, which provide a broader array of services and have significantly larger branch networks.

Demographic characteristics and trends for the Company’s primary markets reflect that its market is comparatively modest in terms of the total population, but that population growth trends are modestly more favorable, particularly for Gloucester County where Colonial’s presence is limited.  At the same time, per capita income levels in Cumberland County are 26% below the Peer Group average and are only 60.4% of the state average, which represents a significant disparity from the comparatively wealthy suburban areas in the New York and Philadelphia metropolitan areas of New Jersey.  The local economy in Cumberland County typically has a relatively high unemployment rate, which equaled 14.2% as of December 31, 2009 and which is well above the Peer Group average and median rates of 8.4% and 7.6%, respectively.

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

The deposit market share exhibited by the Company in Cumberland County fell within the range exhibited by the Peer Group institutions on an individual basis while the market share in Gloucester County was comparatively limited.

On balance, we concluded that no adjustment was appropriate for the Company’s market area.

5.             Dividends

Colonial has not paid a dividend since it issued stock publicly.  Moreover, at this time the Company has not established a dividend policy pursuant to the Second Step Conversion offering.  Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Nine out a total of ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.60% to 5.56%.  The average dividend yield on the stocks of the Peer Group institutions was 3.17% as of February 19, 2010, representing an average payout ratio of 35.89% of core earnings.  As of February 19, 2010, approximately 63% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.17%.  The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

The Company’s dividend capacity will be enhanced by the Second Step Conversion and resulting increase in capital.  Additionally, near term earnings growth coupled with management’s expectation that future asset growth will be less than historical asset growth will enhance its relative capacity to pay dividends to levels comparable to the Peer Group’s capacity.  On balance, we concluded that no adjustment was warranted for purposes of the Company’s dividend policy.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

6.             Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets.  Nine of the Peer Group members trade on the NASDAQ Global Select Market and one trades on the AMEX.  Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock.  The market capitalization of the Peer Group companies ranged from $15.2 million to $248.8 million as of February 19, 2010, with average and median market values of $74.8 million and $50.2 million, respectively.  The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.9 million to 29.8 million, with average and median shares outstanding of 7.5 million and 3.7 million, respectively.  The Company’s Second-Step stock offering is expected to provide for a pro forma market value and shares outstanding that will be in the middle of the range of market values and shares outstanding indicated for Peer Group companies.  Like the large majority of the Peer Group companies, the Company’s stock will continue to be quoted on the NASDAQ Global Market following the stock offering.  Overall, we anticipate that the Company’s stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.             Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as Colonial’s:  (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in New Jersey; and (D) the market for the public stock of Colonial.  All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.            The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.  Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts.  In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general.  Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks.  Exhibit IV-3 displays historical stock price indices for thrifts only.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters.  The broader stock market started the third quarter of 2009 trending lower, with the Dow Jones Industrial Average (“DJIA”) falling to its lowest level in more than two months amid anxiety about second quarter earnings and a June employment report which showed more job losses than expected.  Stocks rallied in mid-July on strong second quarter earnings reports, which included better-than-expected earnings posted by some bank bellwethers.  The DJIA moved past 9000 going into late-July on more favorable earnings reports and a positive report for new home sales in June.  Fueled by a growing belief that the recession was over and favorable unemployment data for July, the DJIA moved to a new high for 2009 in the first week of August.  The broader stock market fluctuated in a narrow range through mid-August, reflecting uncertainty over the sustainability of the economic recovery.  Better-than-expected economic data for housing and consumer confidence sustained a positive trend in the stock market in late-August, with the DJIA moving to new highs for the year.  The broader stock market faltered at the start of September 2009, as investors worried the summer rally would give way to a correction.  Encouraging economic data led a rebound in the stock market moving into mid-September, which was followed by a pullback on disappointing housing data for August.  Stocks spiked higher in late-September on news of some large merger deals.  Despite closing lower at the end of September, the DJIA had its best third quarter since 1939 with a 15% gain for the quarter.

Stocks started October with a sell-off, as investors reacted negatively to economic data showing a slow down in manufacturing activity from August to September and more job losses than expected for September.  Energy and material stocks led a stock market rally heading into mid-October, as stock markets rallied around the world.  Good earnings reports from J.P. Morgan Chase and Intel pushed the DJIA above a 10000 close in mid-October.  Mixed economic data and concerns of the sustainability of the recovery following the removal of the federal stimulus programs provided for volatile trading at the close of October.  Stocks moved higher in early-November, with the DJIA topping 10000 again on renewed optimism about the economy aided by a report that manufacturing activity rose around the world in October.  Expectations that interest rates and inflation would remain low, following a weaker than expected employment report for October, sustained the rally heading into mid-November.  The DJIA hit new highs for the year in mid-November, as investors focused on upbeat earnings from major retailers, signs of economic growth in Asia and the Federal Reserve’s commitment to low interest rates.  Stocks traded unevenly through the second half of November, reflecting investor uncertainty over the strength of the economic recovery and Dubai debt worries.  Easing fears about the Dubai debt crisis, along with a favorable employment report for November, served to bolster stocks at the end of November and into early-December.  Mixed economic data, including a better-than-expected increase in November retail sales and November wholesale inflation rising more than expected, sustained a narrow trading range for the broader stock market heading into mid-December.  Worries about the state of European economies and the dollar’s surge upended stocks in mid-December.  Helped by some positive economic data and acquisition deals in mining and health care, the DJIA posted gains for six consecutive sessions in late-December.  Overall, the DJIA closed up 18.8% for 2009, which was 26.4% below its all time high.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

Stocks started 2010 in positive territory on mounting evidence of a global manufacturing rebound, while mixed earnings reports provided for an up and down market in mid-January.  The DJIA moved into negative territory for the year heading in into late-January, with financial stocks leading the market lower as the White House proposed new limits on the size and activities of big banks.  Technology stocks led the broader market lower at the close of January, as disappointing economic reports dampened growth prospects for 2010.  Concerns about the global economy and European default worries pressured stocks lower in early-February, as the DJIA closed below 10000 for the first time in three months.  Upbeat corporate earnings and some favorable economic news out of Europe and China held stocks to rebound in mid-February.  The positive trend in the broader stock market continued into the second half of February, as investors seized on mild inflation data and more signs that the U.S. economy was recovering.  On February 19, 2010, the DJIA closed at 10402.35, an increase of 41.2% from one year ago and a decrease of 0.2% year-to-date, and the NASDAQ closed at 2243.87, an increase of 55.7% from one year ago and a decrease of 1.1% year-to-date.  The Standard & Poor’s 500 Index closed at 1109.17 on February 19, 2010, an increase of 44.4% from one year ago and a decrease of 0.5% year-to-date.

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market.  Thrift stocks followed the broader market lower at the start of the third quarter of 2009, as a disappointing June employment report and uncertainty over forthcoming second quarter earnings reports weighed on the sector.  Better-than-expected second quarter earnings results posted by some of the large banks fueled a mid-July rally in thrift stocks.  Thrift socks traded unevenly heading into late-July, as trading for the sector was impacted by a mix of favorable and disappointing second quarter earnings reports.  News that sales of new single-family houses were up in June boosted thrift stocks in late-July, with the upward trend being sustained into early-August on a more optimistic outlook for financial stocks as the economy showed more signs of pulling out of the recession.  Thrift stocks pulled back in mid-August on profit taking and worries that earnings improvement could subside for financial stocks in general.  Signs that the housing market was improving boosted thrifts stocks heading into late-August, which was followed by a slight pull back for the sector on concerns of more credit losses for thrifts and banks due to erosion in the commercial real estate market.  A sell-off in the broader stock market and concerns of more credit losses for thrifts and banks due to erosion in the commercial real estate market pressured thrift stocks lower at the start of September 2009.  Thrift stocks rebounded in mid-September on some positive comments regarding the level of loan loss reserves maintained by thrifts generally being in good shape.  Concerns about the effects of a possible tightening by the Federal Reserve provided for a modest decline in thrift stocks heading into the close of the third quarter.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

Some disappointing economic data pushed thrift stocks along with the broader market lower at the beginning of October.  Thrift stocks rebounded modestly through mid-October, aided by a rally in the broader stock market and a strong earnings report from J.P. Morgan Chase.  Concerns of more loan losses and a disappointing report on September new home sales provided for a modest retreat in thrift prices in late-October.  After bouncing higher on a better-than-expected report for third quarter GDP growth, financial stocks led the broader market lower at the end of October in the face of a negative report on consumer spending.  In contrast to the broader market, thrift stocks edged lower following the Federal Reserve’s early-November statement that it would leave the federal funds rate unchanged.  Thrift stocks rebounded along with the broader market going into mid-November, following some positive reports on the economy and comments from the Federal Reserve that interest rates would remain low amid concerns that unemployment and troubles in commercial real estate would weigh on the economic recovery.  Fresh economic data that underscored expectations for a slow economic recovery and Dubai debt worries pushed thrift stocks lower during the second half of November.  Financial stocks led a broader market rebound at the close of November and into early-December, which was supported by a favorable report for home sales in October and expectations that the Dubai debt crisis would have a limited impact on U.S. banks.  The favorable employment report for November added to gains in the thrift sector in early-December.  Financial stocks edged higher in mid-December on news that Citigroup was repaying TARP funds, which was followed by a pullback following a report that wholesale inflation rose more than expected in November and mid-December unemployment claims were higher than expected.  More attractive valuations supported a snap-back rally in thrift stocks heading into late-December, which was followed by a narrow trading range for the thrift sector through year end.  Overall, the SNL Index for all publicly-traded thrifts was down 10.2% in 2009, which reflects significant declines in the trading prices of several large publicly-traded thrifts during 2009 pursuant to reporting significant losses due to deterioration in credit quality.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

Thrift stocks traded in a narrow range during the first few weeks of 2010, as investors awaited fourth quarter earnings reports that would provide further insight on credit quality trends.  An unexpected jump in jobless claims and proposed restrictions by the White House on large banks depressed financial stocks in general heading into late-January.  Amid mixed earnings reports, thrift stocks traded in a narrow range for the balance of January.  Financial stocks led the broader market lower in early-February and then rebounded along with the broader market in mid-February on some positive economic data including signs that prices were rising in some large metropolitan areas.  Mild inflation readings for wholesale and consumer prices in January sustained the upward trend in thrift stocks heading into the second half of February.  On February 19, 2010, the SNL Index for all publicly-traded thrifts closed at 594.0, an increase of 20.5% from one year ago and an increase of 1.2% year-to-date.

B.            The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value.  The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:  (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials.  The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value.  Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

The marketing for converting thrift issues turned more positive in the fourth quarter of 2009, as indicated by an increase in conversion activity and the relative success of those offerings.  For the most part, the recent conversion offerings experienced healthy subscription takedowns and have traded above their IPO prices in initial trading activity.  Consistent with the broader thrift market, conversion pricing reflects continued investor uncertainty over quality credit trends and the prospects that a strengthening economy will translate into improved real estate market conditions for residential and commercial properties.

As shown in Table 4.1, four standard conversions and two second-step conversions were completed during the past three months.  The second-step conversion offerings are considered to be more relevant for our analysis, which were both completed in December 2009.  In general, second-step conversions tend to be priced (and trade in the aftermarket) at higher P/B ratios than standard conversions.  We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks.  Northwest Bancshares’ second-step offering was completed between the midpoint and maximum of the offering range, with a 62% offering raising gross proceeds of $688.8 million.  Northwest Bancshares’ pro forma price/tangible book ratio at the closing value equaled 101.5% and pro forma core price/earnings ratio at the closing value equaled 20.3 times.  Comparatively, Ocean Shore Holding’s second-step offering was completed at the minimum of the offering range, with a 57% offering raising gross proceeds of $33.3 million.  Ocean Shore Holding’s pro forma price/tangible book ratio at the closing value equaled 61.5% and pro forma core price/earnings ratio at the closing value equaled 11.1 times.  Northwest Bancshares’ higher price/tangible book ratio is believed to be in part attributable to the significantly larger size of its offering, which provides for a more liquid trading market and attracts the interest of institutional investors.  The respective stock prices of Northwest Bancshares’ and Ocean Shore Holding’s closed up 12.3% and 13.0% after one week of trading and closed up 22.6% and 18.9% through February 19, 2010.

Shown in Table 4.2 are the current pricing ratios for the five companies that have completed fully-converted offerings during the past three months, all of which are traded on NASDAQ.  The current average P/TB ratio of the publicly-traded recent conversions equaled 76.41%.

[Tables Omitted]

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

C.            The Acquisition Market

Also considered in the valuation was the potential impact on Colonial’s stock price of recently completed and pending acquisitions of other thrift institutions operating in New Jersey.  As shown in Exhibit IV-4, there were six New Jersey thrift acquisitions completed from the beginning of 2006 through February 19, 2010, and there is currently one acquisition pending of a New Jersey savings institution.  The recent acquisition activity involving New Jersey savings institutions may imply a certain degree of acquisition speculation for the Company’s stock.  To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Colonial’s stock.  However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Colonial’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.            Trading in Colonial’s Stock

Since Colonial’s stock currently trades under the symbol “COBK” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis.  Colonial had a total of 4,440,246 shares issued and outstanding at February 19, 2010, of which 1,998,530 shares were held by public shareholders and traded as public securities.  The Company’s stock has had a 52 week trading range of $5.51 to $9.49 per share and its closing price on February 19, 2010 was $8.00, implying an aggregate value of $35.5 million.

There are significant differences between the Company’s stock (currently being traded) and the conversion stock that will be issued by the Company.  Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios.  Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level.  As the pro forma impact is made known publicly, the trading level will become more informative.

*  *  *  *  *  *  *  *  *  *  *

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks.  Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.             Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations.  Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management.  The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure.  The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies.  Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.             Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted regulated institution, Colonial will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions.  Exhibit IV-6 reflects Colonial Bank’s pro forma regulatory capital ratios.  On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

[Table Omitted]

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds.  In computing the pro forma impact of the Second Step Conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).  In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

■
P/E Approach.  The P/E approach is generally the best indicator of long-term value for a stock and we have given it the most significant weight among the valuation approaches.  Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation.  At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

■

P/B Approach.  P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds.  RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches.  We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

■

P/A Approach.  P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings.  Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio.  At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

■
Trading of COBK stock.  Converting institutions generally do not have stock outstanding.  Colonial, however, has public shares outstanding due to the mutual holding company form of ownership.  Since Colonial is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation.  Based on the February 19, 2010, stock price of $8.00 per share and the 4,440,246 shares of Colonial stock outstanding, the Company’s implied market value of $35.5 million was considered in the valuation process.  However, since the conversion stock will have different characteristics than the Company’s shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Colonial’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares.  For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted.  However, we did consider the impact of SOP 93-6 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Company and thus will increase equity and earnings.  At December 31, 2009, the MHC had unconsolidated net assets of $10 thousand.  These entries have been added to the Company’s December 31, 2009 reported financial information to reflect the consolidation of the MHC into the Company’s operations.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of February 19, 2009, the aggregate pro forma market value of Colonial conversion stock equaled $49,099,340 at the midpoint, equal to 4,909,934 shares at $10.00 per share.  The $10.00 per share price was determined by the Colonial Board.  The midpoint and resulting valuation range is based on the sale of a 54.99% ownership interest to the public which provides for a $27,000,000 public offering at the midpoint value.

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

1.         Price-to-Earnings (“P/E”).  The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base.  In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds.  The reinvestment rate of 3.30% was based on the Company’s business plan for reinvestment of the net proceeds, which assumes that the net proceeds will be invested in a mix of 15 year MBS (50% of total proceeds) and U.S. Treasury securities with a weighted average maturity of five years (50% of total proceeds).

The Company’s reported earnings equaled $1.4 million for the twelve months ended December 31, 2009.  In deriving Colonial’s estimated core earnings for purposes of the valuation, adjustments made to reported net income included elimination of FHLB prepayment penalties, modest gains on the sale of securities and loans and the OTTI losses on investment securities.  As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 39.94%, the Company’s core earnings were calculated at $2.4 million for the twelve months ended December 31, 2009 (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $49.1 million midpoint value equaled 32.79 times and 20.40 times, respectively, indicating premiums of 113.1% and 9.8% relative to the Peer Group’s average reported and core earnings multiples of 15.39 times and 18.58 times, respectively (see Table 4.3).  In comparison to the Peer Group’s median reported and core earnings multiples of 11.18 times and 16.22 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 193.3% and 25.8%, respectively.  The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 28.10 times and 42.62 times, respectively, and based on core earnings at the minimum and the super maximum equaled 17.43 times and 26.68 times, respectively.

[Table Omitted]

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

2.         Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value.  The Company’s pre-conversion equity of $45.5 million was adjusted to include the impact of MHC’s net assets equal to $10 thousand, which will be consolidated with the Company’s financial statements as the result of the Second Step Conversion.  In applying the P/B approach, we considered both reported book value and tangible book value.  Based on the $49.1 million midpoint valuation, Colonial’s pro forma P/B and P/TB ratios both equaled 72.15%.  In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 81.64% and 87.14%, the Company’s ratios reflected discounts of 11.6% and 17.2%, respectively.  In comparison to the Peer Group’s median P/B and P/TB ratios of 88.82% and 92.01%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 18.8% and 21.6%, respectively.  The Company’s pro forma P/B and P/TB ratios at the minimum and the super maximum equaled 64.68% and 85.76%, respectively.  RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier and in view of the indicated pro forma earnings multiples in relation to the Peer Group averages and medians.

3.         Price-to-Assets (“P/A”).  The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases.  In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein.  At the $49.1 million midpoint of the valuation range, the Company’s value equaled 8.31% of pro forma assets.  Comparatively, the Peer Group companies exhibited an average P/A ratio of 9.83%, which implies a discount of 15.5% has been applied to the Company’s pro forma P/A ratio.  In comparison to the Peer Group’s median P/A ratio of 7.23%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 14.9%.

[Table Omitted]

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value.  Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals).  As discussed previously, two second-step conversions have been completed within the past three months and closed at an average pro forma price/tangible book ratio of 81.5% (see Table 4.1) and, on average, appreciated 12.6% during the first week of trading.  In comparison, the Company’s pro forma price/tangible book ratio at the appraised midpoint value reflects a discount of 11.5%.  The current average P/TB ratio of the two recent second-step conversions, based on closing stock prices as of February 19, 2010, equaled 95.4%.  In comparison to the average current P/TB ratio of the two recent second-step conversions, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 24.4% and at the top of the super range the Company’s P/TB ratio reflects an implied discount of 10.1%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 19, 2010, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering including (1) newly-issued shares representing the MHC’s current ownership interest in Company, and (2) exchange shares issued to existing public shareholders of the Company and was $49,099,340 at the midpoint, equal to 4,909,934 shares at $10.00 per share.  Based on the pro forma valuation and the percent ownership interest represented by the MHC Shares, the number of shares of common stock offered for sale will range from a minimum of 2,295,000 shares to a maximum of 3,105,000 shares, with a midpoint offering of 2,700,000 shares.  Based on an offering price of $10.00 per share, the amount of the offering will range from a minimum of $22,950,000 to a maximum of $31,050,000 with a midpoint of $27,000,000.  If market conditions warrant, the number of shares offered can be increased to an adjusted maximum of 3,570,750 shares (the “supermaximum”) equal to an offering of $35,707,500 at the offering price of $10.00 per share.  The pro forma figures for shares outstanding, aggregate market value and exchange ratio at each point in the valuation range are shown below.  The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibits IV-7 and IV-8.

[Table Omitted]

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the Colonial stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company.  The Board of Directors of Colonial has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders.  The exchange ratio to be received by the existing Colonial shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal.  Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.1058 shares of the Company for every one public share held by public shareholders.  Furthermore, based on the offering range of value, the indicated exchange ratio is 0.9399 at the minimum, 1.2716 at the maximum and 1.4624 at the supermaximum.  RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.